Exhibit 2.1

ANNEX A

Execution Version

BUSINESS COMBINATION AGREEMENT

among

Wallbox B.V.

Orion Merger Sub Corp.

Kensington Capital Acquisition Corp. II

and

Wall Box Chargers, S.L.

Dated as of June 9, 2021

A-i

A-ii

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement dated as of July 9, 2021 (this “Agreement”) is among Wallbox B.V., a private company with limited liability incorporated under the Laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) (“Holdco”), Orion Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), Kensington Capital Acquisition Corp. II, a Delaware corporation (“Kensington”) and Wall Box Chargers, S.L., a Spanish limited liability company (sociedad limitada) (the “Company”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 1.01.

WHEREAS, Kensington is a special purpose acquisition company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Holdco is a newly incorporated entity, it being understood that after the execution of this Agreement and prior to the Exchange Effective Time, the legal form of Holdco will be changed from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap), for the purpose of participating in the Transactions and becoming the holding company for the Company and Kensington;

WHEREAS, Merger Sub is a direct wholly-owned subsidiary of Holdco formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement and that certain Contribution and Exchange Agreement dated as of the date hereof, by and among Holdco, the Company and each of the Company Shareholders (the “Exchange Agreement”) and in accordance with the Dutch Civil Code (Burgerlijk Wetboek) (the “DCC”) and the General Corporation Law of the State of Delaware (the “DGCL”), Kensington, Holdco, Merger Sub and the Company will enter into a business combination transaction pursuant to which, among other things, (a) pursuant to the Exchange Agreement each holder of Company Convertible Notes (such Company Shareholders, the “Company Convertible Noteholders”), after the execution of this Agreement and prior to the Exchange Effective Time, will convert its respective Company Convertible Notes in exchange for the issuance of Company Ordinary Shares to be subscribed for by such Company Convertible Noteholder pursuant to the terms of the note purchase agreements related to such Company Convertible Notes (such conversions and exchanges of Company Convertible Notes, collectively, the “Convert Exchange”), (b) pursuant to the Exchange Agreement each holder of Company Ordinary Shares (including Company Ordinary Shares issued as a result of the conversion of the Company Convertible Notes) (the “Company Ordinary Shareholders”), effective immediately prior to the Merger Effective Time (the “Exchange Effective Time”), will contribute its respective Company Ordinary Shares to Holdco in exchange for the issuance of Holdco Ordinary Shares to be subscribed for by such Company Ordinary Shareholder (such contributions and exchanges of Company Ordinary Shares, collectively, the “Ordinary Exchange” and, together with the Convert Exchange, the “Exchanges”), (c) as a result of the Ordinary Exchange the Company will become a wholly-owned subsidiary of Holdco and (d) following the consummation of the Exchanges, Merger Sub will merge with and into Kensington, with Kensington surviving such merger and, as a result of such Merger, all shares of Kensington Common Stock (other than Excluded Shares) outstanding immediately prior to the Merger Effective Time shall be converted into shares of New Kensington Common Stock, which shares shall immediately thereafter be exchanged for the right to receive the Merger Consideration in the form of Holdco Ordinary A Shares, as set forth in this Agreement, and thereafter the New Kensington Common Stock shall be exchanged by means of a contribution in kind for Holdco Ordinary A Shares with the result that Kensington will become a direct wholly-owned subsidiary of Holdco (the merger, together with the automatic exchange, the “Merger”);

WHEREAS, in connection with the Exchanges and the Merger, the parties desire for Holdco to register the issuance of Holdco Ordinary A Shares to Kensington Stockholders with the SEC and to become a publicly traded company;

WHEREAS, on June 8, 2021, the Board of Directors of the Company (the “Company Board”) unanimously (a) determined that the Transactions are in the best interests of the Company and (b) approved this Agreement, the Exchange Agreement and the Transactions;

WHEREAS, the Board of Directors of Kensington (the “Kensington Board”) has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests of, Kensington and its stockholders (the “Kensington Stockholders”), (b) adopted a resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the Kensington Stockholders;

WHEREAS, the Board of Directors of Holdco (the “Holdco Board”) has determined that the Transactions are in the best interests of Holdco, has approved this Agreement, the Exchange Agreement and the Transactions and resolved to recommend that the shareholder of Holdco provide the Holdco Initial Shareholder Approval (the “Holdco Initial Board Approval” and together with the Holdco Subsequent Board Approval, the “Holdco Board Approvals”) and the shareholder of Holdco has provided the Holdco Initial Shareholder Approval;

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Merger Sub and Holdco (as the sole stockholder of Merger Sub), (b) adopted a written resolution approving this Agreement and declaring its advisability and approving the Merger and the other Transactions (the “Merger Sub Board Approval”), and (c) recommended the approval and adoption of this Agreement and the Merger by Holdco (as the sole stockholder of Merger Sub) and Holdco has provided the Merger Sub Written Consent;

WHEREAS, Kensington, Kensington Capital Sponsor II (the “Sponsor”), Holdco and the Company, concurrently with the execution and delivery of this Agreement, are entering into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor, Kensington, the Company and the Kensington Investors party to the Transaction Support Agreement have agreed to take certain actions to support the Transactions;

WHEREAS, in connection with the Closing, Kensington, Holdco and the Company Shareholders shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) in the form attached hereto as Exhibit A;

WHEREAS, contemporaneously with the execution of this Agreement, each of Kensington and Holdco are entering into subscription agreements with the PIPE Investors (the “Subscription Agreements”) pursuant to which among other things, such PIPE Investors have agreed to subscribe for and accept and Holdco has agreed to issue upon the terms and subject to the conditions of the Subscription Agreements an aggregate number of Holdco Ordinary A Shares in exchange for an aggregate subscription price of one hundred million dollars ($100,000,000), at a price of $10.00 per Holdco Ordinary A Share (the “PIPE Investment”), at the Closing;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) taken together, the PIPE Investment, the Exchanges, and the Merger will qualify as an exchange under Section 351 of the Code, (b) (i) the Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code and (ii) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (c) the Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any stockholder of Kensington (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdco following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)),(a), (b) and (c), together, the “Intended U.S. Tax Treatment”)); and

WHEREAS, for Spanish tax purposes, it is intended that each of (i) the Exchanges, and (ii) the contribution of New Kensington Common Stock into Holdco in exchange for Holdco Ordinary A Shares in the context of the

Merger, will qualify as a share-for-share exchange (“canje de valores”) for purposes of Section 76.5 and Section 80 of the Spanish CIT Act, and eligible for the Spanish Tax-Neutral Regime, subject to terms and conditions set forth thereunder (the “Intended Spanish Tax Treatment” and, together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Amendment, Assignment and Assumption Warrant Agreement” means the amendment, assignment and assumption warrant agreement among Kensington, Holdco and Continental Stock Transfer and Trust Company pursuant to which Kensington will assign to HoldCo all of its rights, interests, and obligations in and under the Kensington Warrant Agreement and the terms and conditions of the Kensington Warrant Agreement shall be amended and restated.

“Ancillary Agreements” means the Transaction Support Agreement, the Registration Rights and Lock-Up Agreement, the Exchange Agreement, the Subscription Agreements, the Amendment, Assignment and Assumption Warrant Agreement and all other agreements, certificates and instruments executed and delivered by Holdco, Merger Sub, Kensington or the Company in connection with the Transactions.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company and its subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY, United States of America, Madrid, Spain and Amsterdam, the Netherlands.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company and its subsidiaries.

“China JV” means Wallbox Fawsn Charging Systems Co. Ltd.

“China JV Agreement” means the joint venture agreement subject to Chinese Law, entered into between the Company and Changchun FAWSN Science & Technology Development Co. Ltd. dated 22 November 2018.“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Ordinary Shares and the Company Convertible Notes.

“Company Convertible Notes” means the EUR 17,880,000 principal amount of convertible loans pursuant to the Loan Contract Convertible into Company’s Shares dated October 22, 2020, EUR 13,000,000 principal amount of convertible loans pursuant to the Loan Contract Convertible into Company’s Shares dated November 5, 2020, EUR 5,000,000 principal amount of convertible loans pursuant to the Loan Contract Convertible into Company’s Shares dated December 11, 2020, EUR 7,000,000 principal amount of convertible loans pursuant to the Loan Contract Convertible into Company’s Shares dated January 27, 2021 and EUR 27,550,000 principal amount of convertible loans pursuant to the Loan Contract Convertible into Company’s Shares dated April 12, 2021.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property Rights owned or purported to be owned by a third party and licensed to the Company or any of its subsidiaries or to which the Company or any of its subsidiaries otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of the Company and its subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or IFRS; (ii) events or conditions generally affecting the industries or geographic areas in which the Company or any of its subsidiaries operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Exchanges, the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, in each case, which Kensington has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is materially and disproportionately affected thereby as compared with other participants in the industries in which the Company operates.

“Company Optionholder” means each holder of Company Options.

“Company Option Plan” means, collectively, the Wall Box Chargers, S.L. Stock Option Plan for Management and the Wall Box Chargers, S.L. Stock Option Plan for Employees, each as amended from time to time, and the Wall Box Chargers, S.L. Stock Option Plan for Founders, in the form currently proposed and pending approval by Company Shareholders.

“Company Options” means all options to purchase outstanding shares of Company Ordinary Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company Class A Ordinary Shares” means Class A shares of the Company, par value €0.50 per share.

“Company Class B Ordinary Shares” means Class B shares of the Company, par value €0.50 per share.

“Company Ordinary Shares” means the Company Class A Ordinary Shares and the Company Class B Ordinary Shares.

“Company Organizational Documents” means the Company’s Articles of Association, dated May 31, 2019, as such may have been amended, supplemented or modified from time to time.

“Company-Owned IP” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its subsidiaries.

“Company Shares” means the Company Ordinary Shares and the Company Convertible Notes.

“Company Shareholders” means all holders of the Company Shares and all holders of the Company Convertible Notes.

“Company Shareholders Agreement” means that certain agreement, dated March 13, 2020, by and between the Company and certain of the Company Shareholders.

“Confidential Information” means any proprietary information, knowledge or data concerning the businesses and affairs of the Company or any of its subsidiaries or any Suppliers or customers of the Company or any of its subsidiaries or Kensington or any of its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise and in the case of joint ventures and minority investments, explicitly excludes entities that are not consolidated by the Company for accounting purposes.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” “State of siege, alarm or emergency” or similar lock-down measures, workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Electromaps JV Agreement” means the Investment Agreement entered into between the Company and certain shareholders of the company Electromaps, S.L., dated 3 September 2020 and notarized on the same date before the notary public of Barcelona Mr. Pedro Ángel Casado Martín under number 1,374 of his records (protocolo)..

“Electromaps Shareholders’ Agreement” means the shareholders’ agreement entered into between the Company and certain shareholders of the company Electromaps, S.L. dated 3 September 2020.

“Employment Agreements” shall mean any employment agreements entered into by and between the Company and executive members of management in the forms to be provided to Kensington a reasonable period of time prior to the execution of such employment agreements between the date of execution of this Agreement and Closing, and taking into consideration reasonable comments from Kensington, effective as of the Closing.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Exchange Ratio” means the quotient obtained by dividing (A) (x) $1,400,000,000, divided by (y) the number of Fully-Diluted Company Shares by (B) $10. As of the date of this Agreement, the Exchange Ratio would be 240.990795184659.

“Fully-Diluted Company Shares” means an amount equal to, without duplication, (i) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Exchange Effective Time on a fully-diluted basis, as converted to Company Ordinary Shares as a result of the Convert Exchange, plus (ii) the aggregate number of shares of Company Ordinary Shares issuable upon the full exercise, exchange or conversion of Company Options that are outstanding or contemplated by a Company Option Plan as of immediately prior to the Merger Effective Time calculated, with respect to Company Options outstanding prior to the date of this Agreement or issued on or after the date of this Agreement under the Company Option Plan, using the treasury stock method, and with respect to any other Company Options granted on or after the date of this Agreement, the number of shares of Company Ordinary Shares subject to such Company Options, plus (iii) the number of Company Ordinary Shares to be issued in connection with the Closing (as set forth on the Payment Spreadsheet) under the agreement listed in Section 4.03(b) of the Company Disclosure Schedule. As of the date of this Agreement there would be, assuming the issuance of the Company Ordinary Shares in (iii), 580,937 Fully-Diluted Company Shares, pursuant to Section 3.01(b) of the Company Disclosure Schedule.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Holdco Ordinary A Shares” means Class A ordinary shares of Holdco with a nominal value of €0.12 per share.

“Holdco Ordinary B Shares” means Class B ordinary shares of Holdco with a nominal value of €1.20 per share.

“Holdco Ordinary Shares” means Holdco Ordinary A Shares and Holdco Ordinary B Shares.

“Holdco Organizational Documents” means the articles of association (statuten) of Holdco as amended, modified or supplemented from time to time, including as contemplated by Section 2.01(a).

“Holdco Initial Shareholder Approval” means the adoption of the following written resolutions of the shareholder of Holdco to approve (i) to the extent required, the execution of the Agreement and the Transactions by Holdco, (ii) to the extent required, the documents in connection with Holdco’s claiming tax resident status in Spain.

“Holdco Shareholder Approvals” mean the Holdco Initial Shareholder Approval and the Holdco Subsequent Shareholder Approval.

“Holdco Subsequent Board Approval” means the adoption of the written resolutions of the Board of Directors of Holdco to recommend that the shareholder of Holdco provide the Holdco Subsequent Shareholder Approval.

“Holdco Subsequent Shareholder Approval” means the adoption of the following written resolutions of the shareholder of Holdco to approve (i) the Holdco Reorganization, (ii) the issuance of Holdco Ordinary Shares pursuant to the Exchanges and, to the extent required, the contribution in kind of the respective Company Shares, free and clear of all Liens, in consideration for the Holdco Ordinary Shares so issued and the preclusion of any pre-emptive rights for Holdco Ordinary Shares as part of such issuance, (iii) the issuance of Holdco Ordinary A Shares and Holdco Ordinary B Shares pursuant to the Merger and, to the extent required, the contribution in kind of the New Kensington Common Stock in consideration for the Holdco Ordinary A Shares and Holdco Ordinary B Shares so issued and the right to acquire the New Kensington Common Stock by Holdco as part of such contribution and the preclusion of any pre-emptive rights for Holdco Ordinary A Shares and Holdco Ordinary B Shares as part of such issuance, (iv) the issuance of Holdco Ordinary A Shares pursuant to the Subscription Agreements and the preclusion of any pre-emptive rights for Holdco Ordinary A Shares as part of such issuance, (v) the granting of rights to subscribe for Holdco Ordinary A Shares under the Holdco Warrants and the preclusion of any pre-emptive rights for Holdco Ordinary A Shares as part of such grant of rights under the Holdco Warrants, and (vi) any appointments pursuant to Section 2.06.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark, service mark, trade name, logo, and trade dress registrations, trademark, service mark, trade name, logo and trade dress applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses copyrights or other rights related to works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto, product molds, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.

“Intelligent Solutions JV Agreement” means the share purchase agreement entered into between Omdahl Holding AS, Enja Holding AS and the Company dated 19 February 2020.

“Intelligent Solutions SPA” means the stock purchase agreement for the acquisition of 33.334% of the shares of the company Intelligent Solutions AS entered into between the Company and Lilland AS dated 19 February 2020.

“JV Agreements” mean the Intelligent Solutions JV Agreement, the Electromaps JV Agreement and the China JV Agreement.

“Kensington Cash Amount” means the amount equal to (i) the aggregate amount of cash in the Trust Account that will be available to Kensington for unrestricted use as of immediately following the Merger Effective Time (for clarity, after giving effect to any Redemption Rights that are actually perfected), plus (ii) the aggregate amount of cash proceeds received from investors as of the Merger Effective Time in connection with the PIPE Investment; provided, however, that “Kensington Cash Amount” shall be calculated without reduction for any payments in respect of Outstanding Kensington Transaction Expenses.

“Kensington Certificate of Incorporation” means Kensington’s amended and restated certificate of incorporation dated March 1, 2021.

“Kensington Class A Common Stock” means Kensington’s Class A common stock, par value $0.0001 per share.

“Kensington Class B Common Stock” means Kensington’s Class B common stock, par value $0.0001 per share.

“Kensington Common Stock” means the Kensington Class A Common Stock and Kensington Class B Common Stock.

“Kensington Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to (a) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Kensington; or (b) prevent, materially delay or materially impede the performance by Kensington of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Kensington Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Kensington operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by Kensington as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions; or (ix) any actions taken, or failures to take action, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Kensington is materially and disproportionately affected thereby as compared with other participants in the industries in which Kensington operates.

“Kensington Organizational Documents” means the Kensington Certificate of Incorporation, bylaws, and Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Kensington Units” means one share of Kensington Class A Common Stock and one-fourth of one Kensington Warrant.

“Kensington Warrant Agreement” means the warrant agreement dated February 25, 2021 between Kensington and Continental Stock Transfer and Trust Company.

“Kensington Warrants” means the warrants to purchase shares of Kensington Class A Common Stock contemplated by the Kensington Warrant Agreement, with each warrant exercisable for one share of Kensington Class A Common Stock at an exercise price of $11.50.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Section 1.01 of the Company Disclosure Schedule after reasonable inquiry, in the case of Kensington, the actual knowledge of the persons listed on Section 1.01 of the Kensington Disclosure Schedule after reasonable inquiry and in the case of Holdco and Merger Sub, the actual knowledge of Enric Asunción after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or any of its subsidiaries as tenant, together with, to the extent leased by the Company or any of its subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any of its subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, usufruct (vruchtgebruik), attachment (beslag), depositary receipt issued for a share (certificaat van een aandeel), adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.0001 per share.

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Merger Sub Written Consent” means the irrevocable written consent, in form and substance reasonably acceptable to Kensington and the Company, of Holdco (as the sole stockholder of Merger Sub), in favor of the approval and adoption of this Agreement and the Merger.

“New Kensington Common Stock” means new common stock of Kensington, par value $0.0001 per share.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.

“Payment Spreadsheet” means a spreadsheet that shall be delivered by the Company to Kensington at least five (5) Business Days prior to the Closing, which shall set forth, in accordance with the Exchange Ratio, the allocation of the Aggregate Exchange Consideration among each of the Company Shareholders, as well as any applicable share premium (where any payment on the basis of the Exchange Ratio to issue the number of Holdco Ordinary A Shares and Holdco Ordinary B Shares in excess of the nominal value of the Holdco Ordinary A Shares and/or Holdco Ordinary B Shares, as applicable, shall be treated a share premium (agio) determined in compliance with Dutch company Law).

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any of its subsidiaries’ assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities,

(e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or any of its subsidiaries granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Audited Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, foundation (stichting), association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“PIPE Investors” means those persons who are participating in the PIPE Investment pursuant to a Subscription Agreement entered into with Kensington and Holdco as of the date of this Agreement.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or its subsidiaries, from which the Company or any of its subsidiaries has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the Kensington Certificate of Incorporation.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Spanish CIT Act” means Law 27/2014, dated 27 November, on Corporate Income Tax.

“Spanish Tax-Neutral Regime” means the tax regime set forth under Chapter VII, Title VII, of the Spanish CIT Act.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Kensington or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of its subsidiaries.

“Tax” or “Taxes” means all federal, state, local and non-U.S. income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, social security, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) filed or required to be filed with a Tax authority relating to Taxes.

“Technology” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing; (c) works of authorship (whether or not copyrightable), and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; and (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium;.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Holdco, Merger Sub, Kensington or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

Section 1.02. Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Kensington	Preamble
Kensington Board	Recitals
Kensington Disclosure Schedule	Article V
Kensington Investors	Recitals
Kensington Preferred Stock	5.03(a)
Kensington Proposals	8.01(a)
Kensington SEC Reports	5.07(a)
Kensington Stockholder Approval	5.10(b)
Kensington Stockholders	Recitals
Kensington Stockholders’ Meeting	8.01(a)
Action	4.09
Aggregate Exchange Consideration	3.01(a)
Agreement	Preamble
Alternative Transaction	8.04
Anticipated Closing Date	3.05(a)
Antitrust Laws	8.13(a)
Audited Financial Statements	4.07(a)
Blue Sky Laws	4.05(b)
Book-Entry Shares	3.02(b)(ii)
Certificate of Merger	2.03(a)
Claims	7.03
Closing	2.03(b)
Closing Date	2.03(b)

Defined Term	Location of Definition
Company	Preamble
Company Board	Recitals
Company Convertible Noteholders	Recitals
Company Disclosure Schedule	Article IV
Company Ordinary Shareholders	Recitals
Company Permits	4.06
Confidentiality Agreement	8.03(b)
Continuing Employees	8.05(b)
Convert Exchange	Recitals
Data Security Requirements	4.13(i)
DCC	Recitals
Determination Date	3.05(a)
DGCL	Recitals
Dispute Notice	3.05(b)
DTC	3.03(a)
Effect	1.01
Environmental Permits	4.15
ERISA	4.10(a)
ERISA Affiliate	4.10(c)
Exchange Act	4.21
Exchange Agent	3.03(a)
Exchange Agreement	Recitals
Exchange Effective Time	Recitals
Exchange Fund	3.03(a)
Exchange Ratio Calculation	3.05(a)
Exchanges	Recitals
Excluded Shares	3.02(b)
GAAP	1.03(d)
Governmental Authority	4.05(b)
Health Plan	4.10(j)
Holdco	Preamble
Holdco Board	Recitals
Holdco Board Approval	Recitals
Holdco Option	2.01(d)
Holdco Reorganization	2.01(b)
Holdco Warrant	3.02(b)(ii)
IFRS	1.03(d)
Intended Spanish Tax Treatment	Recitals
Intended Tax Treatment	Recitals
Intended U.S. Tax Treatment	Recitals
IP Licenses	4.13(c)
IRS	4.10(b)
January Balance Sheet	4.07(b)
Law	4.05(a)
Lease	4.12(b)
Lease Documents	4.12(b)
Material Contracts	4.16(a)
Merger	Recitals
Merger Consideration	3.02(b)(i)
Merger Effective Time	2.03(a)
Merger Sub	Preamble
Merger Sub Board Approval	Recitals

Defined Term	Location of Definition
Ordinary Exchange	Recitals
Outside Date	10.01(b)
Outstanding Kensington Transaction Expenses	3.04(b)
Outstanding Company Transaction Expenses	3.04(a)
PCAOB Audited Financials	8.14
PIPE Investment	Recitals
Plan	4.10(a)
PPACA	4.10(j)
Proxy Statement	8.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	8.01(a)
Remedies Exceptions	4.04
Reorganization	4.11(d)
Representatives	8.03(a)
Response Date	3.05(b)
SEC	5.07(a)
Securities Act	5.07(a)
Shares	3.02(b)(i)
Spanish GAAP	1.03(d)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	2.02
Terminating Kensington Breach	10.01(f)
Terminating Company Breach	10.01(e)
Trust Account	5.12
Trust Agreement	5.12
Trust Fund	5.12
Trustee	5.12
WARN Act	4.11(g)

Section 1.03. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under International Financial Reporting Standards (“IFRS”), United States generally accepted accounting principles (“GAAP”) or Spanish General Accepted Accounting Principles enacted by Spanish Royal Decree 1514/2007, of November 16, as amended (“Spanish GAAP”), as the context requires.

(e) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

Section 2.01. Pre-Merger Actions.

(a) Holdco Tax Residency. Prior to the Effective Exchange Time, Holdco shall adopt the necessary actions (which shall include the appointment of directors and the adoption of resolutions by its governing bodies, and the registration of Holdco with the Spanish census of taxpayers) to ensure that Holdco will be in a position to claim tax resident status in Spain for Spanish Corporate Income Tax purposes, pursuant to Section 8.1.c) of the Spanish CIT Act and for (ii) purposes of the convention between the Netherlands and Spain for the avoidance of double taxation with respect to taxes on income and on capital (as may be renegotiated).

(b) Holdco Reorganization. After the execution of this Agreement and prior to the Exchange Effective Time, a notarial deed of change of legal form shall be executed by a Dutch notary and Holdco shall (i) change its legal form from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and (ii) amend and restate the Holdco Organizational Documents such that the Holdco Organizational Documents are in a form to be reasonably determined by the Company in consultation with Kensington, which Holdco Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Merger Effective Time and thereafter shall be the organizational documents of Holdco until amended as provided by applicable Law, all pursuant to a notarial deed of conversion and amendment of the articles of association (the transactions contemplated by this Section 2.01(b), collectively, the “Holdco Reorganization”).

(c) Exchanges. The Convert Exchange shall have occurred after the execution of this Agreement and prior to the Exchange Effective Time. Immediately prior to the Merger Effective Time and in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek) each issued Company Ordinary Share held by a Company Ordinary Shareholder shall be contributed in kind to Holdco, free and clear of all Liens, and in consideration for this contribution in kind, Holdco shall issue to each holder of Company Ordinary Shares (including the Company Ordinary Shares issued upon the conversion of the Company Convertible Notes) in accordance with the Exchange Ratio and pursuant to the Holdco Shareholder Approvals, the number of Holdco Ordinary A Shares and/or Holdco Ordinary B Shares set forth on the Payment Spreadsheet and (iii) each Company Shareholder shall cease to be the holder of such Company Convertible Notes and Company Ordinary Shares, as applicable and Holdco will be recorded as the registered holder of the Company Shares so exchanged and contributed in kind and will be the legal and beneficial owner thereof; provided, however, that no fractional Holdco Ordinary Shares shall be issued in connection with the foregoing.

(d) Conversion of Company Options. Each Company Option that is outstanding immediately prior to the Exchange Effective Time, whether vested or unvested, shall be converted at the Exchange Effective Time into an option to purchase a number of shares of the applicable class of Holdco Ordinary Shares (such option, a “Holdco Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of the applicable class of Company Ordinary Shares subject to such Company Option immediately prior to the Exchange Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Exchange Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of the applicable class of Holdco Ordinary Shares subscribable pursuant to the Holdco Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. At or prior to the Exchange Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection, including but not limited to (i) the amendment of the Company Option Plan and any other ancillary documentation and (ii) the signing of the relevant documentation with the Company Optionholders. Pursuant to this Section 2.01(d), as of the Exchange Effective Time, each Company Optionholder will receive the number of Holdco Options, and at the exercise prices, set forth on the Payment Spreadsheet.

(e) Immediately following the Merger Effective Time, Holdco shall consummate the transactions contemplated by the Subscription Agreements, including the issuance of Holdco Ordinary A Shares contemplated thereby.

Section 2.02. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into Kensington. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Kensington shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The consummation of the Holdco Reorganization and the Exchanges shall be a condition precedent to the consummation of the Merger.

Section 2.03. Merger Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing) and the satisfaction of the condition set forth in the final sentence of Section 2.02, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Merger Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.03(a), a closing (the “Closing”) shall be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX and the satisfaction of the condition set forth in the final sentence of Section 2.02. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.04. Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the Surviving Corporation shall possess all of the property, rights, privileges, powers and franchises, and all other interests of Kensington and Merger Sub shall be the property of the Surviving Corporation, and all debts, liabilities and duties of each of Kensington and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

Section 2.05. Organizational Documents.

(a) At the Merger Effective Time, the Kensington Certificate of Incorporation, as in effect immediately prior to the Merger Effective Time (except it shall be amended and restated at the Merger Effective Time to read like the certificate of incorporation of Merger Sub), shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Law and the bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

(b) Immediately following the consummation of the Exchanges and prior to the Merger Effective Time, the Company shall cause the Company Ordinary Shareholders and Holdco to take such actions and make such filings as are necessary under the Spanish Corporations Act (Ley de Sociedades de Capital) to amend and restate the Company Organizational Documents such that, to the extent permitted by Spanish Law, the Company Organizational Documents are in the form agreed to by the parties and provide that (i) the Company Board has the right to decide only daily operational matters, and (ii) the consent of Holdco, in its capacity as the sole shareholder of the Company, is required for significant corporate actions by the Company. The Company Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Merger Effective Time and thereafter shall be the organizational documents of the Company until amended as provided by applicable Law.

Section 2.06. Directors and Officers.

(a) The initial directors of each of Holdco, the Company and the Surviving Corporation, following the Exchange Effective Time or the Merger Effective Time, as applicable, shall be the individuals selected by the Company or Kensington, as the case may be, in accordance with Section 8.16(a), and the initial officers of each of Holdco, the Company and the Surviving Corporation shall be the officers of the Company designated by the Company, each such director and officer to hold office in accordance with the Holdco Organizational Documents, the Company Organizational Documents or the Kensington Organizational Documents, as applicable.

ARTICLE III.

EXCHANGE CONSIDERATION; EFFECT OF MERGER ON CAPITAL STOCK; EXCHANGE OF BOOK-ENTRY SHARES

Section 3.01. Aggregate Exchange Consideration and Allocation.

(a) The valuation of the Company Shares contributed to Holdco by the Company Shareholders against issuance of Holdco Ordinary Shares (the “Aggregate Exchange Consideration”) pursuant to the Exchanges shall be deemed to be, as of the Exchange Effective Time, one billion, four hundred million dollars ($1,400,000,000).

(b) The Aggregate Exchange Consideration subscribed for by the Company Shareholders shall be paid in exchange for issuance of a certain number of Holdco Ordinary Shares that shall be valued at ten dollars ($10) per Holdco Ordinary Share. The Holdco Ordinary Shares making up the Aggregate Exchange Consideration shall be allocated among the Company Shareholders pursuant to Section 3.01(b) of the Company Disclosure Schedule and the Payment Spreadsheet.

Section 3.02. Effect of Merger on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Kensington Common Stock or any shares of capital stock of Merger Sub:

(a) each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one validly issued, fully paid and non-assessable share of New Kensington Common Stock;

(b) all shares of Kensington Common Stock that are owned by Kensington as treasury stock, and any shares of Kensington Common Stock owned by Holdco, Merger Sub, the Company or any other direct or indirect wholly owned subsidiary of Holdco (collectively, the “Excluded Shares”), shall be automatically cancelled and retired, and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(i) each share of Kensington Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than the Excluded Shares) (collectively, the “Shares”) shall be converted into and become one (1) share of New Kensington Common Stock, and each such share of New Kensington Common Stock shall immediately thereafter be exchanged in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek), for Holdco Shares, by means of a contribution in kind (Inbreng op aandelen anders dan in geld) to Holdco, free and clear of all Liens, and in consideration for this contribution in kind, Holdco shall issue (uitgeven) to the relevant shareholders one (1) Holdco Ordinary A Share for one (1) New Kensington Common Stock contributed and each holder of New Kensington Common Stock shall accept such issuance (the “Merger Consideration”). At the Merger Effective Time, the Surviving Corporation shall deliver to the Exchange Agent, solely for the account and benefit of the former holders of Shares, a number of shares of New Kensington Common Stock equal to the number of Shares outstanding immediately prior to the Merger Effective Time; and

(ii) all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and any Shares held in book-entry form (“Book-Entry Shares”) shall thereafter represent only the right to receive one (1) share of New Kensington Common Stock in accordance with Section 3.02(c) and, upon the automatic exchange in accordance with Section 3.03(a), the Merger Consideration, and each Kensington Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the Kensington Warrant Agreement, cease to represent a right to acquire the number of shares of Kensington Class A Common Stock set forth in such Kensington Warrant and shall be converted in accordance with the terms of the Kensington Warrant Agreement, at the Merger Effective Time, into a right to acquire one (1) Holdco Ordinary A Share (a “Holdco Warrant”) on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Kensington Warrant Agreement and thereupon be assumed by Holdco. In accordance with Section 262(b) of the DGCL, no appraisal rights will be available to holders of Kensington Common Stock in connection with the Merger.

Section 3.03. Exchange of Book-Entry Shares.

(a) Exchange Agent; Contribution in Kind. Prior to the Merger Effective Time, Kensington shall designate a bank or trust company located in New York City selected by Kensington and acceptable to the other parties hereto (which acceptance shall not be unreasonably withheld, delayed or conditioned) (the “Exchange Agent”) for the purpose of exchanging shares of Kensington Common Stock for the Merger Consideration in accordance with this III and enter into an agreement acceptable to the other parties hereto (which acceptance shall not be unreasonably withheld, delayed or conditioned) with the Exchange Agent relating to the services to be performed by the Exchange Agent. Immediately following the Merger Effective Time, and in accordance with the provisions of Section 2:94b of the DCC, Holdco shall cause the Exchange Agent, acting solely in its capacity as exchange agent hereunder, to contribute, for the account and benefit of the former holders of Shares, all of the issued and outstanding shares of New Kensington Common Stock that were issued to the Exchange Agent for the account and benefit of the former holders of Shares pursuant to Section 3.02(b) to Holdco as a contribution in kind (inbreng op aandelen anders dan in geld). In consideration of this contribution in kind, at the Merger Effective Time, Holdco shall (i) issue (uitgeven) and deliver (leveren) to the Exchange Agent acting as an exchange agent for and on behalf of Cede & Co, a general partnership organized under the Laws of the State of New York, United States of America, with its place of business at 55 Water Street, New York, NY 10041, United States of America, as nominee for The Depository Trust Company, a central securities clearing depository existing under the Laws of the State of New York, United States of America, having its address at 55 Water Street, New York, NY 10041, United States of America (“DTC”), a number of validly issued, fully paid Holdco

Ordinary A Shares not subject to calls by Holdco or its creditors for any further payment on such Holdco Ordinary A Share equal to the number of Holdco Ordinary A Shares issuable pursuant to Section 3.02(b) and (ii) cause, upon delivery of the foregoing Holdco Ordinary A Shares to the Exchange Agent for the account and benefit of the former holders of Shares, to be made appropriate arrangements for the Holdco Ordinary A Shares issuable pursuant to Section 3.02(b) to be represented by a book-entry without interest (subject to any applicable withholding Tax) (such Holdco Ordinary A Shares, the “Exchange Fund”).

(b) Exchange Procedures. As soon as practicable after the Merger Effective Time (and in no event later than five (5) Business Days after the Merger Effective Time), Holdco shall cause the Exchange Agent to mail to each holder of record of Shares which were converted pursuant to Section 3.02(b) into the Merger Consideration instructions for use in effecting the surrender of Book-Entry Shares in exchange for the Merger Consideration in book-entry form. Upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of a Share which was converted pursuant to Section 3.02(b) into the Merger Consideration shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), for each Share surrendered. The Holdco Ordinary A Shares to be delivered as Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the procedures of DTC, unless a physical Holdco Ordinary A Share is required by applicable Law, in which case Holdco shall cause the Exchange Agent to promptly send certificates representing such Holdco Ordinary A Shares to such holder. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (B) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of Book-Entry Share surrendered or shall have established to the reasonable satisfaction of Holdco that such Tax either has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged Holdco Ordinary A Shares. All Holdco Ordinary A Shares to be issued as the Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of the Book-Entry Shares representing whole Holdco Ordinary A Shares issued in exchange therefor will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole Holdco Ordinary A Shares.

(d) Transfer Books; No Further Ownership Rights in Kensington Stock. At the Merger Effective Time, the stock transfer books of Kensington shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation, as applicable, of the shares of Kensington Common Stock that were outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, the holders of Book-Entry Shares that evidenced ownership of shares of Kensington Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Kensington Common Stock other than the right to receive the (i) Merger Consideration and (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 3.03(c), in each case without interest (subject to any applicable withholding Tax), except as otherwise provided for herein or by applicable Law.

(e) Adjustments to Per Share Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Kensington or Company Capital Stock occurring on or after the date of this Agreement and prior to the Merger Effective Time.

(f) Termination of Fund. At any time following the first (1st) anniversary of the Closing Date, Holdco shall be entitled to require the Exchange Agent to deliver to it any funds or other property (including any interest received with respect thereto) that had been made available to the Exchange Agent and which have not been disbursed in accordance with this Article III, and thereafter persons entitled to receive payment pursuant to this Article III shall be entitled to look only to Holdco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 3.03(c), in each case without interest (subject to any applicable withholding Tax), that may be payable upon surrender of any Kensington Common Stock held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(g) No Liability. None of the Exchange Agent, Holdco or the Surviving Corporation will be liable to any person for any Merger Consideration from the Exchange Fund or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by any person as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(h) Withholding Taxes. Each of Holdco, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or non-U.S. Law related to Taxes. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.04. Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Kensington a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date following the Closing, Holdco shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s shareholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Kensington shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of Kensington for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Kensington in connection with the Transactions or otherwise in connection with Kensington’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Kensington Transaction Expenses”). On the Closing Date following the Closing, Kensington shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Kensington Transaction Expenses.

(c) Kensington shall not pay or cause to be paid any Outstanding Kensington Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

Section 3.05. Calculation of Exchange Ratio.

(a) For purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) Business Days prior to the anticipated date for Closing, as agreed upon by Kensington and the Company at least ten (10) Business Days prior to the date of the Kensington Stockholders’ Meeting (the “Anticipated Closing Date”). No later than the Determination Date, the Company shall deliver to Kensington a calculation (the “Exchange Ratio Calculation” setting forth the Company’s good faith, estimated calculation of Exchange Ratio as of the Anticipated Closing Date using an estimate of each component thereof as of such date, prepared and certified by the Company’s chief financial officer or principal accounting officer. The Company shall make relevant back-up materials used or useful in preparing the Exchange Ratio Calculation, as reasonably requested in writing by Kensington, available to Kensington and, if requested in writing by Kensington, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) Business Days after the Company delivers the Exchange Ratio Calculation (the “Response Date”), Kensington shall have the right to dispute any part of such Exchange Ratio Calculation by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Exchange Ratio Calculation.

(c) If on or prior to the Response Date, (i) Kensington notifies the Company in writing that it has no objections to the Exchange Ratio Calculation or (ii) Kensington fails to deliver a Dispute Notice as provided in Section 3.05(b), then the Exchange Ratio as set forth in the Exchange Ratio Calculation delivered to Kensington shall be deemed, subject to the terms of Section 3.05(f), to have been finally determined for purposes of this Agreement and to represent the Exchange Ratio at the Anticipated Closing Date for purposes of this Agreement.

(d) If Kensington delivers a Dispute Notice on or prior to the Response Date, then Representatives of Kensington and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Exchange Ratio, which agreed upon Exchange Ratio amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Exchange Ratio at the Anticipated Closing Date for purposes of this Agreement.

(e) If Representatives of Kensington and the Company are unable to negotiate an agreed-upon determination of the Exchange Ratio at the Anticipated Closing Date pursuant to Section 3.05(d) within three (3) Business Days after delivery of the Dispute Notice (or such other period as Kensington and the Company may mutually agree upon), then Kensington and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Exchange Ratio Calculation. The Company shall promptly deliver to the Accounting Firm the relevant back-up materials used in preparing the Exchange Ratio Calculation, and Kensington and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Kensington and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Kensington and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of the Exchange Ratio made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Exchange Ratio at the Anticipated Closing Date for purposes of this Agreement, and the parties shall delay the Closing until the resolution of the matters described in this Section 3.05(e). The fees and expenses of the Accounting Firm shall be allocated between Kensington and the Company in the same proportion that the disputed amount of the Exchange Ratio that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Exchange Ratio.

(f) Following the final determination of Exchange Ratio as of the Anticipated Closing Date in accordance with this Section 3.05 (either as a result of the mutual agreement of the parties or the determination of the Accounting Firm), the parties shall not be required to determine the Exchange Ratio again even though the

Closing Date may occur later than the Anticipated Closing Date, except that either party may request a redetermination of the Exchange Ratio if the Closing Date is more than fifteen (15) Business Days after the Anticipated Closing Date (including as a result of the engagement of the Accounting Firm), in which event the procedures set forth in this Section 3.05 shall once again apply and the parties shall select a new Anticipated Closing Date.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”) (which disclosure in the Company Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article IV that corresponds to the section or subsection of the Company Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article IV to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Kensington as follows:

Section 4.01. Organization and Qualification; Subsidiaries.

(a) The Company is a Spanish private limited liability company (sociedad de responsabilidad limitada) duly organized, validly existing and in good standing under the Laws of Spain and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b) Other than the China JV, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other person, other than the subsidiaries of the Company set forth on Section 4.01(b) of the Company Disclosure Schedule. Each of the Company’s subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Company’s subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not have a Company Material Adverse Effect). All shares or other equity securities of the Company’s subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and non-assessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

Section 4.02. Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Kensington a true, complete and correct copy of its certificate of incorporation and bylaws and the organizational documents of each of the Company’s subsidiaries, each as amended to as of the date of this Agreement. Such certificate of incorporation and bylaws and organizational documents are each in full force and effect. Neither the Company nor any subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws or organizational documents, as applicable.

Section 4.03. Capitalization.

(a) The authorized share capital of the Company consists of 280,737 Company Class A Ordinary Shares and 111,381 Company Class B Ordinary Shares. As of the date of this Agreement, (i) 280,737 Company Class A Ordinary Shares are issued and outstanding and (ii) 111,381 Company Class B Ordinary Shares are issued and outstanding. The Company has reserved and proposes to reserve an aggregate of 41,374 Company Ordinary Shares under the Company Option Plan, of which as of the date of this Agreement (A) no Company Ordinary Shares have been issued pursuant to the exercise of Company Options and have not been repurchased, (B) Company Options to purchase 39,027 Company Ordinary Shares are outstanding and (C) 2,947 Company Options to purchase 2,947 Company Ordinary Shares remain available for allocation under the Company Option Plan. As of the date of this Agreement, the Company has €60,430,000 in principal amount of Company Convertible Notes outstanding.

(b) Other than the privileges of the Company Convertible Notes pursuant to the note purchase agreements and the Company Options and other than as set forth in Section 4.03(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any subsidiary of the Company or obligating the Company to issue or sell any shares or equity of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to, or otherwise bound by, and neither the Company nor any of its subsidiaries has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Ordinary Shares, Company Convertible Notes or any of the equity interests or other securities of the Company or any of its subsidiaries except for the the Company Shareholders Agreement and power of attorney granted by certain Company Shareholders in favor of Enric Asunción.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the following information with respect to each Company Option outstanding under the Wall Box Chargers, S.L. Stock Option Plan for Employees: (i) the name of the Company Option recipient; (ii) the number of Ordinary Shares of the Company subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the date on which such Company Option expires; and (v) the vesting schedule of the Company Option, including the terms of any acceleration rights thereunder. The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of each of the agreements related to the Company Options granted pursuant to the Wall Box Chargers, S.L. Stock Option Plan for Management and the Wall Box Chargers, S.L. Stock Option Plan for Founders. The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of the Company Option Plan as in effect as of the date of this Agreement pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock option evidencing such Company Options, and the form of the Company Option Plan for the Founders that is currently proposed and pending approval by Company Shareholders. No Company Option was granted with an exercise price per share less than the nominal value of the underlying Company Ordinary Shares as of the date such Company Option was granted and, with respect to any Company Options granted to employees subject to U.S. federal income tax, no such Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Ordinary Shares as of the date such Company Option was granted. All Company Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has no commitment to grant Company Options that have not yet been granted as of the date of this Agreement.

(d) There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company or any of its subsidiaries, as applicable, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person, except for the Electromaps Shareholders’ Agreement, the Intelligent Solutions SPA, the Company Shareholders Agreement and the JV Agreements.

(e) The shareholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company held by the shareholders of the Company, no shares or other equity or voting interest of the Company or any of its subsidiaries, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company or any of its subsidiaries is authorized or issued and outstanding, except for the Company Shareholders Agreement, the Convertible Notes and the Company Options.

(f) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the proposed transactions herein, and (ii) all outstanding Company Ordinary Shares, Company Options and Company Convertible Notes and all of the equity capital of each of the Companies Subsidiaries have been issued and granted in compliance with (A) applicable securities Laws in Spain and other applicable Laws, (B) the terms of the Company Option Plan (if applicable) and (C) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or a subsidiary of the Company is a party.

(g) After the Convert Exchange, all of the Company Convertible Notes shall no longer be outstanding and shall cease to exist, and each previous holder of Company Convertible Notes shall thereafter hold Company Ordinary Shares and cease to have any rights with respect to such securities.

Section 4.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been, and the other Transaction Documents to which the Company is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of the Company, no takeover statute is applicable to the Exchanges or the other Transactions.

Section 4.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will at the Closing be a party does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the organizational documents of the Company (including but not limited to the by-laws and the public deed of incorporation of the Company), (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any of its subsidiaries pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, Spanish Securities Market Act (Ley del Mercado de Valores), Spanish foreign direct investment regulations under Law 19/2003 of July 4, 2003, on the legal regime of capital movements and economic transactions with foreign countries and on certain measures for the prevention of money laundering to be observed and complied with by Kensington, Kensington Investors and PIPE Investors, any equivalent foreign Law, state securities or “blue sky” laws (“Blue Sky Laws”), state takeover Laws, the pre-merger notification requirements of the HSR Act, or, if applicable, the Spanish Law 15/2007, of July 3, for the Defence of Competition, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications that would not have a Company Material Adverse Effect.

Section 4.06. Permits; Compliance. The Company and each of its subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or such subsidiary of the Company, as applicable, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its subsidiaries is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or such subsidiary of the Company or by which any property or asset of the Company or such subsidiary of the Company is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

Section 4.07. Financial Statements.

(a) The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of the audited balance sheet of the Company as of (i) December 31, 2017, (ii) December 31, 2018 and (iii) December 31, 2019; and the related audited statements of operations and comprehensive loss, cash flows and shareholders’ equity of the Company for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule, and which contain a report thereon of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with Spanish GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has prior to the date of this Agreement made available to Kensington a true, complete and correct copy of the unaudited balance sheet of the Company as of April 30, 2021 (the “January Balance Sheet”), and the related unaudited statements of operations and comprehensive loss and cash flows of the Company for the three (3)-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with Spanish GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individually or in the aggregate material) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(c) Except as and to the extent set forth on the Audited Financial Statements and the April Balance Sheet, neither the Company nor any of its subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with Spanish GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such April Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party or (iii) liabilities and obligations which would not have a Company Material Adverse Effect.

(d) Since December 31, 2018 (i) neither the Company, any of its subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any of its subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, its subsidiaries or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any of its subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts payable of the Company reflected on the April Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the April Balance Sheet, neither the Company nor any of its subsidiaries has altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.08. Absence of Certain Changes or Events. Since the April Balance Sheet Date and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company, and each of its subsidiaries, has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (b) neither the Company nor any of its subsidiaries has sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including ownership in Intellectual Property Rights and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) neither the Company nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

Section 4.09. Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, before any Governmental Authority. None of the Company and its subsidiaries nor any material property or asset of the Company or any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10. Employee Benefit Plans.

(a) True, correct and complete copies, or representative forms of agreement (in the case of non-U.S. employment agreements), of all material employment and consulting contracts or agreements to which the Company or any of its subsidiaries is a party as of the date of this Agreement, and with respect to which the Company or any of its subsidiaries has any obligation have been made available to Kensington prior to the date of this Agreement. Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans. For purposes herein, a “Plan” is defined as: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation, any equity or equity-based compensation (including without limitation share option, share purchase, share award, share appreciation, phantom share, restricted share or restricted share unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, indemnification or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by the Company or any of its subsidiaries, or to which the Company or any of its subsidiaries contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of the Company or any of its subsidiaries or their spouses, beneficiaries or dependents, or with respect to which the Company or any of its subsidiaries has or may have any liability, contingent or otherwise; provided that “Plan” shall not include any benefit or compensation plan or arrangement maintained or required to be maintained by a Governmental Authority or required by applicable Law. No Plan covers individuals other than current or former employees, officers, independent contractors or directors of the Company or any of its subsidiaries or their spouses, beneficiaries or dependents.

(b) With respect to each Plan in effect as of the date of this Agreement, the Company has prior to the date of this Agreement made available to Kensington, as applicable (i) a true, complete and correct copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust agreement, insurance contract or other funding arrangement, (ii) true, complete and correct copies of the most recent summary plan description and any summaries of material modifications, (iii) any administrative services, recordkeeping, investment advisory, investment management or other service agreement (iv) the last three (3) annual financial statements, (v) the last three (3) annual reports on Internal Revenue Service (“IRS”) Form 5500 (including all required schedules, accountant’s opinions and reports and other attachments), (vi) the last three (3) actuarial valuations or reports, (vii) the last three (3) annual testings performed on any Plan, (viii) true, complete and correct copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (ix) any material non-routine correspondence from any Governmental Authority with respect to any Plan since December 31, 2018. The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies (including all amendments) of each employee handbook applicable to employees of the Company or any of its subsidiaries. The Company and each of its subsidiaries have no express commitments to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was since December 31, 2014, nor does the Company, any of its subsidiaries or any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company or any of its subsidiaries would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code. No Plan is a “defined benefit plan”, within the meaning of Section 3(35) of ERISA, or other applicable Law, and neither the Company nor any of its subsidiaries has any liability (contingent or otherwise) with respect to any such plan.

(d) The Company and each of its subsidiaries are not and will not be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person as a result of any of the Transactions (either alone or in combination with another event), nor will any of the Transactions (either alone or in combination with another event) accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. No payment or series of payments that would constitute a

“parachute payment” (within the meaning of Section 280G of the Code) or any other applicable Law, has been made or will be made by the Company or any of its subsidiaries, directly or indirectly, to any current or former employee, officer, independent contractor, or director in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

(e) None of the Plans provides, nor does the Company or any of its subsidiaries have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company or any of its subsidiaries after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any other applicable Law.

(f) Each Plan is and has been operated and administered, in all material respects, in accordance with its terms and in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company, each of its subsidiaries and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action. No Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(g) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company or any of its subsidiaries, and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any prohibited transaction or reportable event. There have been no acts or omissions by the Company, any of its subsidiaries or any ERISA Affiliate that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any of its subsidiaries or any ERISA Affiliate may be liable.

(h) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company.

(i) The Company, each of its subsidiaries and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(j) The Company, each of its subsidiaries and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010, P.L. 111-148, and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended, and the regulations and other applicable regulatory guidance issued thereunder (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any of its subsidiaries, any ERISA Affiliate or any Health Plan to any material liability for penalties, fines or excise taxes under Code Section 4980D, 4980H or 4980I or any other provision of the PPACA.

(k) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(l) The Company and each of its subsidiaries do not have any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of the Company or any of its subsidiaries for any Taxes, interest or penalties incurred in connection with any Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

Section 4.11. Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Company and each of its subsidiaries as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following anonymized data: (i) hire date; (ii) current annual base compensation rate; and (iii) commission, bonus or other incentive based compensation. Except as set forth on Section 4.11(a) of the Company Disclosure Schedule, as of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and its subsidiaries for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements).

(b) Section 4.11(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of all individuals who perform services for the Company and each of its subsidiaries as a leased employee (trabajador temporal) and shall include for each such individual, the services he or she performs, his or her rate of compensation and any bonus entitlement and fees.

(c) Except as set forth in Section 4.11(c) to the Company Disclosure Schedule, upon termination of the employment of any employees of the Company and any of its subsidiaries, no severance or other payments will become due, other than those statutorily provided by the corresponding applicable Law. Each former employee whose employment was terminated by the Company and each of its subsidiaries has entered into an agreement with the Company or the applicable subsidiary of the Company providing for the full release of any claims against the Company or the applicable subsidiary of the Company or any related party arising out of such employment.

(d) Other than in connection with the Reorganization as defined in Section 4.11(d) to the Company Disclosure Schedule (the “Reorganization”) to the knowledge of the Company, no officer or executive of the Company or any of its subsidiaries intends to terminate employment with the Company or any of its subsidiaries or is otherwise likely to become unavailable to continue as an officer or executive of the Company or any of its subsidiaries, nor does the Company or any of its subsidiaries have a present intention to terminate the employment of any of the foregoing.

(e) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries by any of its current or former employees, which Actions would be material to the Company and its subsidiaries taken as a whole; (ii) except as set forth on Section 4.11(e) of the Company Disclosure Schedule, the Company and each of its subsidiaries are not, and have not been since

December 31, 2018, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any of its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board or before the corresponding Governmental Authority in any jurisdiction that the Company or any of its subsidiaries is subject to; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its subsidiaries.

(f) The Company and each of its subsidiaries are and have been in compliance in all respects with all applicable Laws and applicable COVID-19 Measures relating to the employment of labor, including those relating to wages, hours, immigration, discrimination, labor relations, layoffs or plant closings, furloughs, collective bargaining, proper classification of all persons who performed services on behalf of the Company or any of its subsidiaries for all purposes (including for Tax and social security purposes, for purposes of determining eligibility to participate in any Plan and for purposes of the Fair Labor Standards Act), the maintenance and handling of personnel records, occupational health and safety, sick time and leave, disability, privacy and the payment and withholding of Taxes and social security contributions, and have withheld and paid to the appropriate Governmental Authority, or are holding for payment not yet due to such authority, all amounts required by Law or agreement to be withheld from the wages or salaries of the employees of the Company and each of its subsidiaries. All of the individual persons who have performed services for or on behalf of the Company and each of its subsidiaries are and have been authorized to work for the Company and of its subsidiaries in accordance with all applicable Laws.

(g) The Company and each of its subsidiaries have never ever effectuated a “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or as defined in the corresponding applicable Law, or comparable group layoff or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company and each of its subsidiaries. No employee of the Company or any of its subsidiaries has suffered an “employment loss” (as defined in the WARN Act or in the corresponding applicable Law any jurisdiction to which the Company or any of its subsidiaries is subject) during the ninety (90)-day period ending on the date of this Agreement, or the comparable period set forth in corresponding applicable Law.

Section 4.12. Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) True, complete and correct copies of each lease, sublease, and license pursuant to which the Company or any of its subsidiaries leases, subleases or licenses and real property (each, a “Lease”), and each amendment to any of the foregoing (collectively, the “Lease Documents”) in effect as of the date of this Agreement have prior to the date of this Agreement been made available to Kensington. (i) There are no leases, subleases, concessions or other contracts granting to any person any than the Company or its subsidiaries the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or applicable subsidiary of the Company, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. Neither the Company nor any of its subsidiaries has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any of its subsidiaries to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company. To the Company’s knowledge, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) The Company and each of its subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its respective properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company.

Section 4.13. Intellectual Property Rights.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, complete and correct list of all of the following that are owned by the Company and its subsidiaries: (i) registered Intellectual Property Rights and applications for registrations of other Intellectual Property Rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), and (ii) any Software or Business Systems, owned by the Company and its subsidiaries that is material to the business of the Company or any subsidiary of the Company as currently conducted. The Company IP constitutes all Intellectual Property Rights used in the operation of the business of the Company and its subsidiaries and is sufficient for the conduct of such business as currently conducted.

(b) The Company or a subsidiary of the Company exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, all Company-Licensed IP. All Company-Owned IP is subsisting, valid, enforceable, in full force and effect and has not expired or been cancelled, been adjudged invalid or unenforceable, or abandoned or otherwise terminated, in whole or in part, and the Company or a subsidiary of the Company has paid all renewal and maintenance fees. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened, or pending. None of the Company-Owned IP is subject to any joint ownership, and neither the Company nor any of its subsidiaries or any of their respective affiliates is a party to or bound by any contract that limits, restricts, or impairs its ability to use, sell, transfer, assign, license, or convey any of the Company-Owned IP. The Company, its subsidiaries and their respective affiliates have not and are not conducting the business in a manner that would result in (or to the knowledge of the Company, could reasonably be expected to result in) the cancellation or unenforceability of any Company-Owned IP.

(c) As of the date of this Agreement, the Company has made available to Kensington all material contracts (i) pursuant to which the Company or any of its subsidiaries uses any Company-Licensed IP or (ii) pursuant to which the Company or any of its subsidiaries has granted to a third party any right in or to any Intellectual Property Rights, but excluding licenses for shrink-wrap, click-wrap and off-the-shelf software, and other licenses of software that is commercially available to the public generally, with one-time or annual fees of less than $200,000 (collectively, the “IP Licenses”). Prior to the date of this Agreement, Kensington either has been supplied with, or has been given access to, a true, correct and complete copy of each written IP License, together with all amendments, supplements, waivers or other changes thereto, as applicable. Each IP License is a legal, valid and binding obligation of the Company or the applicable subsidiary of the Company, is in full force and effect and is enforceable against the Company or the applicable subsidiary of the Company and, to the knowledge of the Company, the other parties thereto. Neither the Company or the applicable subsidiary of the Company or, to the knowledge of the Company, any other party thereto is in material breach or violation of or default under any IP License. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Company or the applicable subsidiary of the Company or, to the knowledge of the Company, the other parties thereto under any IP License. Upon the Closing, the Company and its subsidiaries will continue to have the right to use all Company-Licensed IP on identical terms and conditions as the Company and its subsidiaries enjoyed immediately prior to the Closing. Neither the Company nor any of its subsidiaries is participating in any discussions or negotiations regarding the modification of or amendment to any IP License or the entry into any contract which, if executed prior to the date of this Agreement, would be an IP License and neither the Company nor any of its subsidiaries has waived, abandoned, encumbered, released or assigned any material rights or claims, including Intellectual Property Rights, under any IP License. Neither the Company nor any of its subsidiaries has received any notice or threat that any other party intends to terminate or not renew, or seek to amend or modify the terms of, any IP License. All IP Licenses arose in bona fide arm’s length transactions in the ordinary course of business.

(d) The Company and each of its subsidiaries has taken and takes reasonable actions to maintain, protect and enforce Intellectual Property Rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any of its subsidiaries has disclosed any trade secrets or other Confidential Information that is material to the business of the Company and its subsidiaries to any other person other than pursuant to a written confidentiality agreement or other obligations of confidentiality.

(e) (i) There have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or any of its subsidiaries in any forum, by any person, which have been notified to the Company (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of other persons (including any material demands or offers to license any Intellectual Property Rights from any other person); (ii) to the Company’s knowledge, the operation of its business of the Company and its subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property Rights of other persons in any material respect; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of its subsidiaries has received any formal written opinions of counsel regarding any of the foregoing (i) or (iii); to the extent that any concerns have been raised regarding (ii), the Company or its subsidiaries have received reports from counsel that have been used to identify the Company’s freedom to operate.

(f) All persons, including all current officers, management employees, and technical and professional employees of the Company and its subsidiaries, who have contributed, developed or conceived any Company IP have executed valid, written agreements with the Company or a subsidiary of the Company, substantially in the form made available to Kensington prior to the date of this Agreement, and pursuant to which such persons agreed to assign to the Company or such subsidiary of the Company ownership of such Intellectual Property, except to the extent ownership is vesting in the Company or subsidiary by operation of Law. All development of the Company-Owned IP was undertaken by current or former employees of the Company or its subsidiaries who work or worked in the business of the Company or its subsidiaries within the scope of their employment, or by current or former independent contractors who provide or provided services to the Company within the scope of their engagement.

(g) Neither the Company nor any of its subsidiaries uses or has used any Open Source Software or any modification or derivative thereof in a manner that would require the Company or any of its subsidiaries to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(h) The Company and each of its subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company or such subsidiary of the Company as currently conducted by the Company or such subsidiary of the Company. The Company and each of its subsidiaries maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since December 31, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of its subsidiaries has purchased a sufficient number of seat licenses for its Business Systems.

(i) The Company and each of its subsidiaries currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company or such subsidiary of the Company concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company or such subsidiary of the Company is bound, and (iv) all contractual commitments that the Company or such subsidiary of the Company has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”), except in each case to the extent that the failure to do so would not, singly or in the aggregate, have a Company Material Adverse Effect. The Company and each of its subsidiaries has implemented commercially reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices as required by applicable Privacy/Data Security Laws. Neither the Company nor any of its subsidiaries has, to the knowledge of the Company, inserted and, no other person has inserted or alleged to have inserted, any Disabling Device in any of the Business Systems or Product components. Since December 31, 2018, neither the Company nor any of its subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same, other than those that were or will be resolved without material cost and liability.

(j) The Company and its subsidiaries (i) exclusively own and possess all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) have all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and its subsidiaries receive and use such Business Data prior to the Closing Date. Neither the Company nor any of its subsidiaries is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Company or Holdco from receiving or using Personal Information or other Business Data, in the manner in which the Company and its subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements, except in each case to the extent that the failure to do so would not, singly or in the aggregate, have a Company Material Adverse Effect. No employee, officer, director, or agent of the Company or its subsidiaries has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company or its subsidiaries.

(k) All current officers, management employees, and technical and professional employees of the Company and its subsidiaries are under written obligation to the Company or a subsidiary of the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment.

Section 4.14. Taxes.

(a) The Company and each of its subsidiaries: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date of this Agreement and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or such subsidiary of the Company is otherwise obligated to pay, except with respect to Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) The Company and its subsidiaries have prepared and keep available to the taxing authorities the mandatory transfer pricing documentation as applicable by Law.

(c) Neither the Company nor any of its subsidiaries is a party to, nor is bound by or has any obligations under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) nor has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(d) Neither the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) any prepaid amount received prior to the Closing Date or (iv) installment sale made on or prior to the Closing Date.

(e) The Company and each of its subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(f) Neither the Company nor any of its subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group the common parent of which is or was the Company or any Company Subsidiary).

(g) Neither the Company nor any of its subsidiaries has any material liability for the Taxes of any person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(h) Nether the Company nor any of its subsidiaries has any request for a material ruling in respect of Taxes pending between the Company and any Tax authority.

(i) The Company has prior to the date of this Agreement made available to Kensington true, complete and correct copies of all income Tax Returns required to be filed under the Spanish CIT Act that have been filed by the Company and its subsidiaries for tax years 2016, 2017, 2018, 2019 and 2020 (if filed prior to the date of this Agreement).

(j) Neither the Company nor any of its subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Neither the Company nor any of its subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Tax Law.

(l) Neither the IRS nor any other United States or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company or any of its subsidiaries any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(m) There are no Tax liens upon any assets of the Company or its subsidiaries except for Permitted Liens.

(n) Neither the Company nor any of its subsidiaries has received written notice from any taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) Neither the Company nor any of its subsidiaries qualifies as a real estate company for the purpose of section 314 of the Spanish Securities Market Act (Ley del Mercado de Valores).

(p) Neither the Company nor any of its subsidiaries has taken, nor agreed to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there are no facts or circumstances, subject to the Company’s knowledge of the nature of Kensington’s assets or activities, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. It is the present intention of the Company to cause Kensington to use its cash to make one or more loans to the Company or its affiliates for use in a trade or business. The Company has no plan or intention to cause Kensington or the Company to be liquidated (for federal income tax purposes) following the Transactions.

Section 4.15. Environmental Matters. (a) Neither the Company nor any of its subsidiaries has materially violated since December 31, 2018 nor is in material violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly leased or operated by the Company or its subsidiaries (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company or a subsidiary of the Company pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, neither the Company nor any of its subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company and its subsidiaries have all material permits, licenses and other authorizations required of each of the Company and its subsidiaries under applicable Environmental Law (“Environmental Permits”); and (e) the Company and its subsidiaries are in all material respects in compliance with their respective Environmental Permits.

Section 4.16. Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any of its subsidiaries is a party (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule but excluding any Plan required to be listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) all contracts and agreements involving obligations of, or payments to, the Company or any of its subsidiaries in excess of $100,000 (other than obligations of, or payments to, the Company or any of its subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business);

(ii) all contracts and agreements that involve the license of any Intellectual Property Rights to or from the Company or any of its subsidiaries (but excluding any (A) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or its subsidiaries’ standard form customer agreements as have been provided to Kensington on or prior to the date of this Agreement; (B) licenses granted to service providers who access Company-Owned IP on behalf of the Company or its subsidiaries as part of their provision of services; (C) nondisclosure agreements entered into in the ordinary course of business; and (D) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $75,000);

(iii) all contracts and agreements that (A) involve the granting of rights to manufacture, produce, assemble, license, market or sell the Company’s or any of its subsidiaries’ products or pursuant to which the Company or any of its subsidiaries has granted or received any exclusive rights or (B) affect the Company’s or any of its subsidiaries’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products or that otherwise limit, or purport to limit, the ability of the Company or any of its subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(iv) all contracts and agreements involving indemnification by the Company or any of its subsidiaries with respect to infringement of Intellectual Property Rights;

(v) all contracts and agreements involving the disposition of a material portion of the Company’s or any of its subsidiaries’ assets, or the acquisition of the business or securities or ownership interests of another person;

(vi) all contracts and agreements involving material uncapped indemnity obligations of the Company or any of its subsidiaries;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any of its subsidiaries is a party, other than any Company Permits;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any of its subsidiaries that relate to the Company or its subsidiaries or its respective business;

(x) all leases or master leases of personal property reasonably likely to result in annual payments by or to the Company or any of its subsidiaries of $500,000 or more in a twelve (12)-month period;

(xi) all contracts and agreements involving any right to acquire equity interest in the Company (including all Company Convertible Notes); and

(xii) any collective bargaining agreements, or any other agreement, with any labor union.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or a subsidiary of the Company, as applicable, and, to the knowledge of the Company, the other parties thereto, and the Company or subsidiary of the Company, as applicable is not in any material respect in breach or violation of, or in any material respect in default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in any material respect in breach or violation of, or in any material respect in default under, any Material Contract; and (iii) neither the Company nor any of its subsidiaries has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has prior to the date of this Agreement furnished or made available to Kensington true, complete and correct copies of all Material Contracts in effect as of the date of this Agreement, including amendments thereto that are material in nature.

Section 4.17. Insurance.

(a) True, complete and correct copies of all material insurance policies under which the Company or any of its subsidiaries is an insured in effect as of the date of this Agreement have prior to the date of this Agreement been made available to Kensington.

(b) With respect to each such insurance policy, except as would not have a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any of its subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18. Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Exchanges are fair to and in the best interests of the Company and its shareholders, (b) approved and adopted this Agreement and the Exchanges and declared their advisability, (c) approved the Exchanges and the other Transactions, and (d) directed that, unless this Agreement has been terminated in accordance with Section 10.01, that this Agreement and the Transactions (including the Exchanges) be submitted for consideration by the Company’s shareholders. The Exchange Agreement and the actions provided therein is the only approval of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Transactions and, other than in connection with the Convert Exchange (the approval of which the Company Shareholders have committed to support in the Exchange Agreement), no additional approval or vote from any holders of any class or series of shares of the Company is necessary to adopt this Agreement and approve the Transactions.

Section 4.19. Certain Business Practices. Since December 31, 2018, neither the Company, its subsidiaries nor, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any of its subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 4.20. Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any of its subsidiaries has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, or proposes to the Company or any of its subsidiaries to purchase from or sell or furnish to, the Company or any of its subsidiaries, any goods or services; or (c) any contractual or other arrangement with the Company or any of its subsidiaries, other than in the case of this clause (c) customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. Neither the Company nor any of its subsidiaries has, since December 31, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any of its subsidiaries, nor (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.21. Exchange Act. Neither the Company nor any of its subsidiaries is currently (nor has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.22. Brokers. Except for Barclays Capital Inc. and Drake Star Partners B.V., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

Section 4.23. Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its subsidiaries, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Kensington, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Kensington, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or its subsidiaries (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Kensington, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF Kensington

Except as set forth in the Kensington SEC Reports publicly available prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Kensington SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Kensington SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to this Agreement)) and except as set forth in Kensington’s disclosure schedule delivered by Kensington in connection with this Agreement (the “Kensington Disclosure Schedule”) (which disclosure in the Kensington Disclosure Schedule shall be deemed to qualify or provide disclosure in response to (i) the section or subsection of this Article V that corresponds to the section or subsection of the Kensington Disclosure Schedule in which any such disclosure is set forth and (ii) any other section or subsection of this Article V to the extent that its relevance to such section or subsection is reasonably apparent on the face of such disclosure), Kensington hereby represents and warrants to the Company as follows:

Section 5.01. Corporate Organization.

(a) Kensington is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Kensington Material Adverse Effect.

(b) Kensington does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02. Certificate of Incorporation and Bylaws. Kensington has heretofore furnished to the Company true, complete and correct copies of the Kensington Organizational Documents. The Kensington

Organizational Documents are in full force and effect. Kensington is not in violation of any of the provisions of the Kensington Organizational Documents.

Section 5.03. Capitalization.

(a) The authorized capital stock of Kensington consists of one hundred million (100,000,000) shares of Kensington Class A Common Stock, ten million (10,000,000) shares of Kensington Class B Common Stock, and one million (1,000,000) shares of Kensington’s preferred stock, par value $0.0001 per share (“Kensington Preferred Stock”). As of the date of this Agreement, (i) twenty three million (23,000,000) shares of Kensington Class A Common Stock are issued and outstanding, (ii) five million, seven hundred and fifty thousand (5,750,000) shares of Kensington Class B Common Stock are issued and outstanding, (iii) no shares of Kensington Preferred Stock are issued and outstanding, (iv) no shares of Kensington Common Stock or Kensington Preferred Stock are held in treasury, (v) fourteen million five hundred and fifty thousand (14,550,000) Kensington Warrants are outstanding and (vi) seventeen million two hundred and sixteen thousand, six hundred and sixty-seven (17,216,667) shares of Kensington Class A Common Stock are reserved for issuance on exercise of the Kensington Warrants. Each Kensington Warrant is exercisable for one share of Kensington Class A Common Stock at an exercise price of $11.50.

(b) All outstanding Kensington Units, shares of Kensington Common Stock and Kensington Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Kensington Organizational Documents.

(c) Except for securities issued by Kensington as permitted by this Agreement and the Kensington Warrants, Kensington has not issued any options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Kensington or obligating Kensington to issue or sell any shares of capital stock of, or other equity interests in, Kensington. All shares of Kensington Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Kensington is not a party to, or otherwise bound by, and Kensington has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Kensington is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Kensington Common Stock or any of the equity interests or other securities of Kensington. There are no outstanding contractual obligations of Kensington to repurchase, redeem or otherwise acquire any shares of Kensington Common Stock. There are no outstanding contractual obligations of Kensington to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 5.04. Authority Relative to This Agreement. Kensington has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Kensington of this Agreement and the other Transaction Documents to which Kensington is or will at the Closing be a party, the performance by Kensington of its obligations hereunder and thereunder and the consummation by Kensington of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Kensington are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the Kensington Stockholder Approval, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of New Kensington Common Stock and the amendment of the Kensington Organizational Documents, the Kensington Stockholder Approval, and the Holdco Shareholder Approvals). This Agreement has been, and the other Transaction Documents to which Kensington is or will at the Closing be a party will, at the Closing, be duly and validly executed and delivered by Kensington and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute)

a legal, valid and binding obligation of Kensington, enforceable against Kensington in accordance with its terms subject to the Remedies Exceptions.

Section 5.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by Kensington of this Agreement and the other Transaction Documents to which Kensington is or will at the Closing be a party does not, and the performance of this Agreement by Kensington will not, (i) conflict with or violate the Kensington Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Kensington or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Kensington pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Kensington is a party or by which Kensington or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Kensington Material Adverse Effect.

(b) The execution and delivery of this Agreement by Kensington does not, and the performance of this Agreement by each of Kensington will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Kensington from performing its material obligations under this Agreement.

Section 5.06. Compliance. Kensington is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to Kensington or by which any property or asset of Kensington is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Kensington is a party or by which Kensington or any property or asset of Kensington is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Kensington Material Adverse Effect. Kensington is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Kensington to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07. SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Kensington has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 25, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Kensington SEC Reports”). Kensington has prior to the date of this Agreement furnished to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to amendments or modifications after the date of this Agreement) true, complete and correct copies of all amendments and modifications that have not been filed by Kensington with the SEC to all agreements, documents and other instruments that previously had been filed by Kensington with the SEC and are then in effect. As of their respective dates, the Kensington SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Kensington has filed with the SEC on a timely basis all documents required with respect to Kensingtonn by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Kensington SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Kensington as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Kensington has no off-balance sheet arrangements that are not disclosed in the Kensington SEC Reports. No financial statements other than those of Kensington are required by GAAP to be included in the consolidated financial statements of Kensington.

(c) Except as and to the extent set forth in the Kensington SEC Reports, Kensington does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Kensington’s business.

(d) Kensington is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The New York Stock Exchange.

(e) Kensington has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Kensington and other material information required to be disclosed by Kensington in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Kensington’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Kensington’s principal executive officer and principal financial officer to material information required to be included in Kensington’s periodic reports required under the Exchange Act.

(f) Kensington maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Kensington maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Kensington has prior to the date of this Agreement delivered to the Company (with respect to disclosure made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to disclosure made after the date of this Agreement) a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Kensington to Kensington’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of

Kensington to record, process, summarize and report financial data. Kensington has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Kensington. Since February 25, 2021, there have been no material changes in Kensington’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by Kensington to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Kensington. Kensington has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Kensington (including any employee thereof) nor Kensington’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Kensington, (ii) any fraud, whether or not material, that involves Kensington’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Kensington or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the Kensington SEC Reports. To the knowledge of Kensington, none of the Kensington SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 5.08. Absence of Certain Changes or Events. Since February 25, 2021, except as expressly contemplated by this Agreement, (a) Kensington has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Kensington Material Adverse Effect.

Section 5.09. Absence of Litigation. There is no Action pending or, to the knowledge of Kensington, threatened against Kensington, or any property or asset of Kensington, before any Governmental Authority. Neither Kensington nor any material property or asset of Kensington is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Kensington, continuing investigation by, any Governmental Authority.

Section 5.10. Board Approval; Vote Required.

(a) The Kensington Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved this Agreement and declared its advisability and approved the Merger and the other Transactions and (iii) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Kensington;

(b) The only vote of the holders of any class or series of capital stock of Kensington necessary to approve the Transactions is the affirmative vote of a majority of the outstanding shares of Kensington Common Stock voted by the stockholders at a duly held stockholders meeting (the “Kensington Stockholder Approval”).

Section 5.11. Brokers. Except for UBS Securities LLC and Barclays Capital Inc. no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Kensington.

Section 5.12. Kensington Trust Fund. As of the date of this Agreement, Kensington has no less than $230,000,000.00 in the trust fund established by Kensington for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 25, 2021, between Kensington and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Kensington has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Kensington or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Kensington and the Trustee that would cause the description of the Trust Agreement in the Kensington SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Kensington, that would entitle any person (other than stockholders of Kensington who shall have elected to redeem their shares of Kensington Class A Common Stock pursuant to the Kensington Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Kensington Organizational Documents. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Kensington, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Kensington shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Kensington as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Kensington due and owing or incurred at or prior to the Merger Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Kensington who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Kensington in connection with its efforts to effect the Transactions. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Kensington has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Kensington at the Merger Effective Time.

Section 5.13. Employees. Other than any officers as described in the Kensington SEC Reports, Kensington has never employed any employees or retained any contractors. Other than amounts due as set forth in the Kensington SEC Reports or for reimbursement of any out-of-pocket expenses incurred by Kensington’s officers and directors in connection with activities on Kensington’s behalf in an aggregate amount not in excess of the amount of cash held by Kensington outside of the Trust Account, Kensington has no unsatisfied material liability with respect to any employee, officer or director. Kensington has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Kensington, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Kensingtonor any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which Kensington is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 5.14. Taxes.

(a) Kensington (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date of this Agreement and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Kensington is otherwise obligated to pay, except with respect to Taxes not yet due and payable or otherwise being contested in good faith; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Kensington is not a party to, is not bound by nor has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, but excluding agreements, contracts, arrangements or commitments the primary purpose of which do not relate to Taxes) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Kensington will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) any prepaid amount received prior to the Closing Date; or (iv) installment sale made on or prior to the Closing Date.

(d) Kensington has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Kensington has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f) Kensington does not have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(g) Kensington does not have any request for a material ruling in respect of Taxes pending between Kensington, on the one hand, and any Tax authority, on the other hand.

(h) Kensington has not, in any year for which the applicable statute of limitations remains open, distributed stock of another person, and has not had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Kensington has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Tax Law.

(j) Neither the IRS nor any other United States or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of Kensington, has threatened to assert against Kensington any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k) There are no Tax liens upon any assets of Kensington except for Permitted Liens.

(l) Kensington has not received written notice from any taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) Kensington has not taken, and has not agreed to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of Kensington, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.15. Listing. The issued and outstanding Kensington Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The New York Stock Exchange under the symbol “KCAC.U.” The issued and outstanding shares of Kensington Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The New York Stock Exchange under the symbol “KCAC”. The issued and outstanding Kensington Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on The New York Stock Exchange under the symbol “KCAC WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Kensington, threatened in writing against Kensington by The New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Kensington Units, the shares of Kensington Class A Common Stock, or Kensington Warrants or terminate the listing of Kensington on The New York Stock Exchange. None of Kensington or any of its affiliates has taken any action in an attempt to terminate the registration of the Kensington Units, the shares of Kensington Class A Common Stock, or the Kensington Warrants under the Exchange Act.

Section 5.16. Kensington’s Investigation and Reliance. Kensington is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by Kensington together with expert advisors, including legal counsel, that it has engaged for such purpose. Kensington and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. Kensington is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to Kensington or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Kensington or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Each of Holdco and Merger Sub hereby jointly and severally represents and warrants to Kensington and the Company as follows:

Section 6.01. Corporate Organization. Each of Holdco and Merger Sub is a corporation duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.02. Organizational Documents. Each of Holdco and Merger Sub has heretofore furnished to Kensington and the Company true, complete and correct copies of the Holdco Organizational Documents and Merger Sub Organizational Documents, respectively. Each of the Holdco Organizational Documents and Merger Sub Organizational Documents are in full force and effect and neither Holdco nor Merger Sub is in violation of any of the provisions of such organizational documents.

Section 6.03. Capitalization.

(a) As of the date hereof, the authorized capital stock of Holdco consists of ten (10) Holdco Ordinary A Shares .

(b) As of the date hereof, the authorized capital stock of Merger Sub consists of one hundred (100) shares of Merger Sub Common Stock.

(c) The outstanding Holdco Ordinary Shares have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents.

(d) The shares constituting the Merger Consideration being delivered by Holdco hereunder shall be duly and validly issued, fully paid and not subject to calls by Holdco or its creditors for any further payment on such Holdco Ordinary Share, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Holdco Organizational Documents. The Holdco Ordinary A Shares constituting the Merger Consideration being delivered by Holdco hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(e) Except as contemplated by this Agreement, the Holdco Shareholder Approvals and the Exchange Agreement, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Holdco or obligating Holdco to issue or sell any shares of, or other equity interests in, Holdco, (ii) Holdco is not a party to, or otherwise bound by, and Holdco has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Holdco Ordinary Shares or any of the equity interests or other securities of Holdco. As of the date hereof, except for Merger Sub, Holdco does not own any equity interests in any person.

Section 6.04. Authority Relative to this Agreement. Each of Holdco and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of Holdco and Merger Sub of this Agreement and the other Transaction Documents to which Holdco or Merger Sub or will at the Closing be a party, the performance by each of Holdco and Merger Sub of its respective obligations hereunder and thereunder and the consummation by each of Holdco and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action (including by means of the Holdco Board Approvals and the Holdco Shareholder Approvals), and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the issuance of Holdco Ordinary Shares and the amendment and restatement of the Holdco Organizational Documents pursuant to this Agreement and the Holdco Shareholder Approvals). This Agreement has been, and the other Transaction Documents to which Holdco or Merger Sub is or will at the Closing be a party will, at the Closing be duly and validly executed and delivered by Holdco and Merger Sub and, assuming due authorization, execution and delivery by the other party or parties thereto, constitutes (or will then constitute) a legal, valid and binding obligation of Holdco or Merger Sub, enforceable against Holdco or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 6.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery by Holdco and Merger Sub of this Agreement and Agreement and the other Transaction Documents to which Holdco or Merger Sub is or will at the Closing be a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco and Merger Sub will not, (i) conflict with or violate the Holdco Organizational Documents or the Merger Sub Organizational Documents (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdco or Merger Sub or by which any of their respective property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either of Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco or Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, the premerger notification requirements of the HSR Act, the Antitrust Laws, and filing and recordation of appropriate merger documents as required by the DGCL and the DCC and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco and Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 6.06. Compliance. Neither Holdco nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Holdco or Merger Sub or by which any property or asset of Holdco or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any property or asset of Holdco or Merger Sub is bound.

Section 6.07. Board Approval; Vote Required.

(a) Holdco has delivered the Holdco Initial Board Approval and the Holdco Initial Shareholder Approval to Kensington and the Company.

(b) The Holdco Shareholder Approvals are the only vote of the holders of any class or series of shares of Holdco necessary to adopt this Agreement and approve the Transactions and no additional approval or vote from any holders of any class or series of shares of Holdco is necessary to adopt this Agreement and approve the Transactions.

(c) Merger Sub has delivered the Merger Sub Board Approval and the Merger Sub Written Consent to Kensington and the Company.

(d) The Merger Sub Written Consent is the only vote of the holders of any class or series of shares of Merger Sub necessary to adopt this Agreement and approve the Transactions and no additional approval or vote from any holders of any class or series of shares of Merger Subis necessary to adopt this Agreement and approve the Transactions.

Section 6.08. Business Activities. Each of Holdco and Merger Sub was incorporated solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 6.09. Absence of Changes. Since the date of its incorporation, each of Holdco and Merger Sub has operated its business in the ordinary course.

Section 6.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or Merger Sub.

Section 6.11. Tax Matters. To the knowledge of Holdco and the Merger Sub, there is no plan or intention to cause the Company or Kensington to be liquidated (for federal income Tax purposes) following the Transactions.

ARTICLE VII.

CONDUCT OF BUSINESS PENDING THE EXCHANGES AND THE MERGER

Section 7.01. Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, , or (2) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless Kensington shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company and its subsidiaries taken as a whole shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, taken as a whole, to keep available the services of the current officers, key employees and consultants of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 7.01(b) of the Company Disclosure Schedule, and (3) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not, and shall not permit its subsidiaries, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Kensington (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change the Company Organizational Documents (except as contemplated in Section 2.05(b)) or the organizational documents of any subsidiary of the Company;

(ii) other than as provided in or as a result of the Convert Exchange, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of shares of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries; provided, however, that the exercise or settlement of any Company Options or grants of Company Options, within the limits of the Company Option Plan in an amount less than $1 million per grant, and with an exercise price per Company Ordinary Share that is no less than the fair market value of a Company Ordinary Share on the date of grant shall not require the consent of Kensington; provided that the Company shall provide reasonable written advance notice of any such proposed grants, including the terms of such proposed grants and that, for the sake of clarity, the Company Options exercised, settled or granted pursuant to this Section 7.01(b)(ii) shall be included in the Fully-Diluted Company Shares and for the sake of further clarity, the number of Company Ordinary Shares reserved for issuance under the Company Option Plans may not be increased; or (B) any material assets of the Company or any of its subsidiaries;

(iii) other than the Reorganization, in each case prior to the Determination Date, declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital;

(iv) other than in connection with the conversion of the Company Convertible Notes, in each case prior to the Determination Date, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) prior to the Determination Date, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $10,000,000; or (B) other than working capital finance lines, incur any indebtedness for borrowed money in excess of $20,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except with respect to accounts payable or indebtedness otherwise incurred in the ordinary course of business and consistent with past practice;

(vi) other than in connection with the Employment Agreements or the Reorganization, or as otherwise permitted by (b)(ii) above (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company or any of its subsidiaries as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer employee or consultant provider whose total cash compensation would exceed, on an annualized basis, $300,000, or (E) enter into or amend any collective bargaining agreement or other labor agreement covering the Company’s or its subsidiaries’ employees;

(vii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that the Company or its subsidiaries are not prohibited from entering into after the date of this Agreement (including for the avoidance of doubt, the Employment Agreements), grant any severance or termination pay to, any director or officer of the Company, other than in the ordinary course of business consistent with past practice;

(viii) adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by Spanish GAAP, IFRS, or in connection with a PCAOB audit;

(x) make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-U.S. income tax liability;

(xi) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any of its subsidiaries’ material rights thereunder, in each case in a manner that is adverse to the Company and its subsidiaries, taken as a whole, except in the ordinary course of business;

(xii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain each and every material item of Company-Owned IP; or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or (ii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), each of Holdco and Merger Sub agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Merger Effective Time, unless Kensington shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of each of Holdco and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth on Section 7.01 of the Company Disclosure Schedule or (iii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Holdco and Merger Sub shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Kensington, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Holdco Organizational Documents or the Merger Sub Organizational Documents, except as contemplated herein, or form any subsidiary;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(c) other than as required or necessary to effectuate the Transactions, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its issued and outstanding share capital, outstanding shares of capital stock or other equity securities;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest);

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in IFRS or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(i) make any material tax election or settle or compromise any material United States federal, state, local or non-U.S. income tax liability, except in the ordinary course consistent with past practice;

(j) liquidate, dissolve, reorganize or otherwise wind up its business and operations; or

(k) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02. Conduct of Business by Kensington Pending the Merger. Except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth on Section 7.02 of the Kensington Disclosure Schedule or (iii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Kensington agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of each of Kensington shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth on Section 7.02 of the Kensington Disclosure Schedule or (iii) required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), Kensington shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Kensington Organizational Documents, except as contemplated herein, or form any subsidiary;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Kensington Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its issued and outstanding share capital, outstanding shares of capital stock or other equity securities except for redemptions from the Trust Fund that are required pursuant to the Kensington Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of , or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest);

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the Transactions);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;

(i) make any material tax election or settle or compromise any material United States federal, state, local or non-U.S. income tax liability, except in the ordinary course consistent with past practice;

(j) liquidate, dissolve, reorganize or otherwise wind up its business and operations;

(k) amend the Trust Agreement or any other agreement related to the Trust Account; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.03. Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Kensington on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Kensington or any other person (a) for legal relief against monies or other assets of Kensington held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Kensington (or any successor entity) in the event this Agreement is terminated for any reason and Kensington consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Kensington shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Kensington prevails in such action or proceeding.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

Section 8.01. Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (i) Kensington shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Kensington relating to the meeting of Kensington’s stockholders (the “Kensington Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of the New Kensington Common Stock as contemplated by this Agreement, (3) the amendment to the Kensington Organizational Documents and (4) any other proposals the parties deem necessary to effectuate the Exchanges, the Merger and the other Transactions (collectively, the “Kensington Proposals”) and (ii) Holdco, the Company and Kensington shall prepare and Holdco shall file (and the Company and Kensington shall cause Holdco to file) with the SEC a registration statement on Form F-4 or such other applicable form as Kensington shall decide (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement will be included, in connection with the registration under the Securities Act of the Holdco Ordinary A Shares and Holdco Warrants to be issued in the Merger. The Company and Holdco shall furnish all information concerning the Company and Holdco, respectively, as Kensington, and, with respect to the Company, Holdco, may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. The parties hereto each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, the parties hereto shall take, or cause to be taken, all or any action required under any applicable federal or state securities Laws in connection with the issuance of Holdco Ordinary A Shares, in each case to be issued or issuable to the stockholders of Kensington pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Kensington shall mail the Proxy Statement to its stockholders. Each of the Company and Holdco shall furnish all information concerning it as may reasonably be requested by Kensington and, with respect to the Company, Holdco, in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Kensington or Holdco without the approval of the other parties hereto (such approval not to be unreasonably withheld, conditioned or delayed). Each party hereto will advise the others, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Holdco Ordinary A Shares to be issued or issuable to the stockholders of Kensington in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of the parties hereto shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) Kensington represents that the information supplied by Kensington for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Kensington, (iii) the time of the Kensington Stockholders’ Meeting, and (iv) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to Kensington or its officers or directors, should be discovered by Kensington which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Kensington shall promptly inform the Company. All documents that Kensington is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Registration Statement is declared effective (in the case of the Registration Statement or the Proxy Statement) or at the time filed (in the case of a current report on Form 8-K), (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Kensington (in the case of the Registration Statement or the Proxy Statement), (iii) the time of the Kensington Stockholders’ Meeting (in the case of the Registration Statement or the Proxy Statement), and (iv) the Merger Effective Time (in the case of the Registration Statement or the Proxy Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Kensington. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) Holdco represents that the information supplied by Holdco for inclusion in the Registration Statement and the Proxy Statement or any current report on Form 8-K shall not, at (i) the time the Registration Statement is declared effective (in the case of the Registration Statement or the Proxy Statement) or at the time filed (in the case of a current report on Form 8-K), (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Kensington (in the case of the Registration Statement or the Proxy Statement), (iii) the time of the Kensington Stockholders’ Meeting (in the case of the Registration Statement or the Proxy Statement), and (iv) the Merger Effective Time (in the case of the Registration Statement or the Proxy Statement), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to Holdco, or its officers or directors, should be discovered by Holdco which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Holdco shall promptly inform Kensington and the Company. All documents that Holdco is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 8.02. Kensington Stockholders’ Meetings. Kensington shall call and hold the Kensington Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Kensington Proposals, and Kensington shall use its reasonable best efforts to hold the Kensington Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to stockholders of Kensington). Kensington will ensure that all proxies solicited in connection with the Kensington Stockholders’ Meeting are solicited in compliance with all applicable Laws and the rules of The New York Stock Exchange. Kensington shall use its reasonable best efforts to obtain the approval of the Kensington Proposals at the Kensington Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Kensington Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Kensington Board shall recommend to its stockholders that they approve the Kensington Proposals and shall include such recommendation in the Proxy Statement.

Section 8.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Merger Effective Time, each of the parties hereto shall (and shall cause their respective subsidiaries (if any) to): (i) provide to the other parties (and the other parties’ officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries (if any) and to the books and records thereof; and (ii) furnish promptly to the other parties such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries (if any) as the other parties or their respective Representatives may reasonably request. Notwithstanding the foregoing, none of the parties hereto shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law (including COVID-19 Measures) or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated as of April 15, 2021 (the “Confidentiality Agreement”), between Kensington and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.04. Kensington Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 10.01, but only to the extent not inconsistent with the fiduciary duties of the Kensington Board, Kensington shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such person or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such person other than with the Company and its Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, however, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 8.04. Kensington shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Kensington also agrees that it will promptly request each person (other than the Company and its Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If Kensington or any of its affiliates or its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then Kensington shall promptly (and in no event later than one (1) Business Day after Kensington becomes aware of such inquiry or proposal) notify such person in writing that Kensington is subject to an exclusivity agreement with respect to the Transaction that prohibits Kensington or any of its affiliates or its or their respective Representatives from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.04 by Kensington or any of its affiliates or its or their respective Representatives shall be deemed to be a breach of this Section 8.04 by Kensington.

Section 8.05. Employee Benefits Matters.

(a) The parties shall cooperate to establish an equity incentive award plan and an employee stock purchase plan for Holdco to be effective at the Closing.

(b) Holdco shall, and shall cause each of its subsidiaries to, as applicable, use commercially reasonable efforts to provide the employees of the Company and each of its subsidiaries who remain employed immediately after the Merger Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Merger Effective Time with the Company or any of its subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Holdco shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by Holdco or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Holdco will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(c) The provisions of this Section 8.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or any of its subsidiaries or shall require the Company, Holdco, the Surviving Corporation and each of their respective subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 8.06. Directors’ and Officers’ Indemnification.

(a) The organizational documents of each of Holdco and the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the organizational documents of the Holdco, the Company and the Surviving Corporation, as applicable, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Kensington, as applicable, unless such modification shall be required by applicable Law.

(b) On or prior to the Closing Date, each of the Company and Kensington shall obtain (at each such party’s sole cost and expense) a non-cancelable run-off directors and officers “tail” insurance policy (providing coverage that, taken as a whole, is no less favorable than under such person’s policy as in effect on the date of this Agreement), for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors or officers of the Company or Kensington, as applicable, on or prior to the Closing Date.

(c) On the Closing Date, Holdco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Kensington with the post-Closing directors and officers of Holdco, the Company and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

Section 8.07. Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties, of any event which such party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Exchanges or the Merger, as applicable, or the remedies available to the parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided under this Section  8.07.

Section 8.08. Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Exchanges and the Merger. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.09. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Kensington and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of The New York Stock Exchange, each of Kensington and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Exchanges, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party other than as required by Law. Furthermore, nothing contained in this Section 8.10 shall prevent Kensington or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 8.10. Tax Matters. Each of Holdco, Kensington, Merger Sub and the Company shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Each of Holdco, Kensington, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of Holdco and Kensington will attach the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. In the event Kensington seeks a tax opinion from its tax advisor regarding the Intended Tax Treatment, or the SEC requests or requires a tax opinion from Kensington’s tax advisor, each party shall use reasonable best efforts to execute and deliver customary tax representation letters to Kensington’s tax advisor as Kensington’s tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Holdco shall cause Kensington to use its cash to make one or more loans to the Company or its affiliates for use in a trade or business. Neither Holdco nor any of its subsidiaries shall transfer or distribute any assets or stock of Kensington if such transfer or distribution would not satisfy the requirements of Treasury Regulations Section 1.368-2(k)(1)(i) or (ii). Holdco shall not cause Kensington or the Company to be liquidated (for federal income tax purposes) for at least two (2) years following the Closing Date. Holdco shall notify the Spanish Tax authorities of the applicability of the Spanish Tax-Neutral regime to each of (i) the Exchanges, and (ii) the contribution of New Kensington Common Stock into Holdco in exchange for Holdco Ordinary A Shares, in the form and within the time period set forth under the Spanish CIT Act and regulations thereunder. The covenants contained in this Section 8.11, notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

Section 8.11. Stock Exchange Listing. The Company, Holdco and Kensington shall use their respective reasonable best efforts to cause the Holdco Ordinary A Shares and Holdco Warrants issuable in the Merger and the Holdco Ordinary A Shares that will become issuable upon the exercise of the Holdco Warrants to be approved for listing on The New York Stock Exchange, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 8.12. Delisting and Deregistration. The Company, Holdco and Kensington shall use their respective reasonable best efforts to cause the Kensington Units, Kensington Class A Common Stock and Kensington Warrants to be delisted from The New York Stock Exchange (or be succeeded by the respective Holdco securities) and to terminate Kensington’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

Section 8.13. Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 8.14. PCAOB Audited Financials. The Company shall use reasonable best efforts to deliver true and complete copies of the audited balance sheet of the Company as of December 31, 2019 and December 31, 2020, and the related audited statements of income and comprehensive loss, cash flows and shareholders’ equity of the Company for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) not later than thirty (30) days from the date of this Agreement, and it is anticipated that the PCAOB Audited Financials shall be delivered within twenty (20) days from the date of this Agreement.

Section 8.15. Trust Account. As of the Merger Effective Time, the obligations of Kensington to dissolve or liquidate within a specified time period as contained in Kensington’s Certificate of Incorporation will be terminated and Kensington shall have no obligation whatsoever to dissolve and liquidate the assets of Kensington by reason of the consummation of the Merger or otherwise, and no stockholder of Kensington shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Merger Effective Time, Kensington shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Kensington (to be held as available cash on the balance sheet of Kensington, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.16. Governance Matters.

(a) Board of Directors. Upon the Merger Effective Time (x) the Holdco Board shall consist of (i) six members to be selected by the Company and (ii) one member to be selected by Kensington that is reasonably acceptable to the Company (it being agreed that Anders Pettersson shall be such member and he is hereby declared acceptable to the Company) and (y) the board of directors of each of the Company and the Surviving Corporation shall consist of such members as the Company shall determine. The parties will make their respective selections as far in advance of the filing of the Registration Statement as is reasonably practicable by providing written notice of such selections to the other parties; provided, however, that, following any such selection, in the event that any selected individual is unable to serve as a director of Holdco at the Merger Effective Time, then the Company, with respect to the individuals identified in clause (i) of the immediately preceding sentence, and Kensington, with respect to the individuals identified in clause (ii) of the immediately preceding sentence, shall have the right to designate another individual, as applicable, to serve as a director of Holdco in place of the individual originally selected.

(b) Following the date of this Agreement and prior to the Exchange Effective Time, Holdco will deliver the Holdco Subsequent Board Approval and the Holdco Subsequent Shareholder Approval to Kensington and the Company. The Company, as the sole shareholder of Holdco, undertakes to do all things necessary and required to deliver the foregoing approvals.

(c) Effectuation. Prior to the Merger Effective Time, the parties shall take all action necessary to effectuate the provisions of this Section 8.16.

Section 8.17. Foreign Direct Investments Clearance. As soon as possible after the execution of this Agreement, and in any event within eleven (11) Business Days from such execution, Kensington shall submit a filing to the relevant FDI authority under Law 19/2003 of July 4, 2003, on the legal regime of capital movements and economic transactions with foreign countries and on certain measures for the prevention of money laundering, as amended from time to time, seeking (i) express prior administrative authorization (autorización previa) granted by the Council of Ministers (Consejo de Ministros), or (ii) written confirmation from the Subdirectorate General for Foreign Investment of the Directorate General for International Trade and Investment (Subdirección General de Inversiones Exteriores de la Dirección General de Comercio Internacional e Inversiones) that the referred authorization would not be required. Kensington shall keep the Parties informed of any procedural steps and communications in relation to the clearance procedure, and comply promptly with any requests for clarifications or information by the relevant FDI authorities and to take all other actions necessary, proper or advisable to obtain the required clearance as soon as practicable. The Company shall be afforded reasonable possibility to review and provide comments on any filings for clearance under this covenant in so far as any such comments relate to information pertaining to the Company. Likewise, the Company will assist Kensington throughout the process and cooperate with Kensington for the preparation of any FDI related consultation filing, or additional request for information or documentation by the relevant FDI authorities.

ARTICLE IX.

CONDITIONS TO THE EXCHANGES AND THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of Holdco, Merger Sub, Kensington and the Company to consummate the Transactions, including the Exchanges and the Merger, as applicable, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Kensington Stockholders’ Approval. The Kensington Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Kensington in accordance with the Proxy Statement, the DGCL, the Kensington Organizational Documents and the rules and regulations of The New York Stock Exchange.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Exchanges and the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Exchanges and the Merger.

(c) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act or, if applicable, the Spanish Law 15/2007, of July 3, for the Defence of Competition, shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act or, if applicable, the Spanish Law 15/2007, of July 3, for the Defence of Competition, shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(d) Foreign Direct Investment Approval and Waiting Periods. All required filings under foreign direct investments regulations in Spain shall have been completed and any authorizations, confirmations or clearances from the competent public authorities reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Section 9.01(e) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. (i) Holdco’s initial listing application with The New York Stock Exchange, in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, Holdco shall satisfy any applicable initial and continuing listing requirements of The New York Stock Exchange, and Holdco shall not have received any notice of non-compliance therewith, and (ii) the Holdco Ordinary A Shares to be issued in connection with the Merger shall have been approved for listing on The New York Stock Exchange, subject to any requirement to have a sufficient number of round lot holders of the Holdco Ordinary A Shares, and the outstanding Holdco Ordinary A Shares shall be listed on The New York Stock Exchange on the Closing Date.

Section 9.02. Conditions to the Obligations of Kensington. The obligations of Kensington to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01(a) (Organization and Qualification; Subsidiaries), Section 4.03(a) (Capitalization), Section 4.04 (Authority Relative to this Agreement), and Section 4.22 (Brokers) and the representations and warranties of Holdco and Merger Sub contained in Section 6.01 (Corporate Organization), Section 6.03 (Capitalization), Section 6.04 (Authority Relative to this Agreement) and Section 6.10 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company, Holdco and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c) Officer Certificate. The Company shall have delivered to Kensington a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a) and Section 9.02(b).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) PCAOB Audited Financials. The Company shall have delivered to Kensington the PCAOB Audited Financials.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Exchanges, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Kensington contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Kensington Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of Kensington contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Kensington Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Kensington Material Adverse Effect.

(b) Agreements and Covenants. Kensington shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them, respectively, on or prior to the Merger Effective Time.

(c) Officer Certificate. Kensington shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Kensington, certifying as to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

(d) Resignation. Other than those persons identified as continuing directors in accordance with Section 8.16, all members of the Kensington Board shall have executed written resignations effective as of the Merger Effective Time.

(e) Material Adverse Effect. No Kensington Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(f) Minimum Cash Amount. The Kensington Cash Amount shall be at least two hundred and fifty million dollars ($250,000,000) in the aggregate.

ARTICLE X.

TERMINATION, AMENDMENT AND WAIVER

Section 10.01. Termination. This Agreement may be terminated and the Exchanges, the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders or stockholders of the Company or Kensington, as follows:

(a) by mutual written consent of Kensington and the Company; or

(b) by either Kensington or the Company if the Merger Effective Time shall not have occurred prior to the date that is six (6) months from the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party (i) that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunctive or other forms of equitable relief in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding); or

(c) by either Kensington or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Exchanges and the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Exchanges or the Merger; or

(d) by either Kensington or the Company if any of the Kensington Proposals shall fail to receive the requisite vote for approval at the Kensington Stockholders’ Meeting; or

(e) by Kensington upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company, Holdco or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.02(a) and Section 9.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that Kensington has not waived such Terminating Company Breach and Kensington is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Holdco or Merger Sub, Kensington may not terminate this Agreement under this Section 10.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Kensington to the Company; or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Kensington set forth in this Agreement, or if any representation or warranty of Kensington shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) and Section 9.03(b) would not be satisfied (“Terminating Kensington Breach”); provided, however, that the Company has not waived such Terminating Kensington Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Kensington Breach is curable by Kensington, the Company may not terminate this Agreement under this Section 10.01(f) for so long as Kensington continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Kensington; or

(g) by Kensington if the PCAOB Audited Financials shall not have been delivered to Kensington by the Company on or before the date that is thirty (30) days from the date of this Agreement; or

(h) by the Company, if the condition set forth in Section 9.03(f) becomes incapable of being satisfied at the Closing.

Section 10.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Article XI, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to Kensington:

Kensington Capital Acquisition Corp II.

1400 Old Country Road, Suite 301

Westbury, New York 11590

Attention: Justin Mirro

Email: justin@kensington-cap.com

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Charles A. Samuelson

Email: chuck.samuelson@hugheshubbard.com

if to the Company:

Wall Box Chargers, S.L.

Carrer del Foc, 68

Barcelona, Spain 08038

Attention: Enric Asunción Escorsa

Email: enric@wallbox.com

with a copy to:

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

United States

Attention: Ryan Maierson

Email: Ryan.Maierson@lw.com

and

Plaza de la Independencia 6

28001 Madrid

Spain

Attention: José Antonio Sánchez

Email: Jose.Sanchez@lw.com

Section 11.02. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI and any corresponding definitions set forth in Article I.

Section 11.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04. Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 11.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii)  this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section  11.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.07.

Section 11.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.09. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.10. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Exchanges and the Merger, as applicable) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 11.11. Expenses. Except as set forth in this Section 11.11 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Exchanges, the Merger or any other Transaction is consummated, except that Kensington and the Company shall each pay one-half of all expenses relating to (A) all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, (B) the filing fee for the Notification and Report Forms filed under the HSR Act.

Section 11.12. Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 11.13. Waiver. Any party to this Agreement may, at any time prior to the Merger Effective Time, (a) extend the time for the performance of any obligation or other act of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of another party hereto contained herein or in any document delivered by another party pursuant hereto and (c) waive compliance with any agreement of another party hereto or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

[Signature Page Follows.]

IN WITNESS WHEREOF, Holdco, Merger Sub, Kensington and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

Wallbox B.V.

By	/s/ Enric Asunción Escorsa
Name: Enric Asunción Escorsa
Title: Director

Orion Merger Sub Corp.

By	/s/ Enric Asunción Escorsa
Name: Enric Asunción Escorsa
Title: President

Kensington Capital Acquisition Corp. II

By	/s/ Justin Mirro
Name: Justin Mirro
Title: Chief Executive Officer

Wall Box Chargers, S.L.

By	/s/ Enric Asunción Escorsa
Name: Enric Asunción Escorsa
Title: Chief Executive Officer